AMENDED PROSPECTUS dated August 13, 1999
(amends Prospectus dated May 13, 1999)

                        American Restaurant Group, Inc.


                     11 1/2% Senior Secured Notes due 2003
              12% Senior Pay-in-Kind Exchangeable Preferred Stock


This Prospectus amends our Prospectus, dated May 13, 1999, relating to our 11 1/2% Senior Secured Notes due 2003
12% Senior Pay-in-Kind Exchangeable Preferred Stock (the "Prospectus"), to include information contained in our Quarterly Report on Form 10-Q relating to the quarterly period ended June 28, 1999.

                                  PROSPECTUS

                        American Restaurant Group, Inc.
                     11 1/2% Senior Secured Notes due 2003

              12% Senior Pay-in-Kind Exchangeable Preferred Stock
                           _________________________

     Certain selling securityholders (the "Selling Securityholders") may offer and sell from time to time up to $31,083,000 principal amount of the 11 1/2% Senior Secured Notes due 2003 (the "Notes") and 26,188 shares (including shares which may be issued as dividends from time to time) of the 12% Senior Pay-in-Kind Exchangeable Preferred Stock (the "Preferred Stock," and together with the Notes, the "Securities") of American Restaurant Group, Inc., a Delaware Corporation (the "Company"). The following terms apply to the Notes and the Preferred Stock as indicated. For more detailed information, see "Description of the Notes" and "Description of the Preferred Stock." We will receive no proceeds from the sale of these Securities.

The Notes

-    Interest Payment Dates:  February 15 and August 15 of each year

-    Record Dates:  February 1 and August 1 preceding each Interest Payment
     Date

- Redeemable at our option on or after February 15, 2001 at 105.75% and 100% after February 15, 2002

- Up to 1/3 also redeemable at our option prior to February 15, 2000 out of proceeds of a qualified equity offering at 111.5%

- Mandatory offer to repurchase upon change of control at 101% of the aggregate principal amount plus accrued and unpaid interest

-    Unconditionally guaranteed by each of our restricted subsidiaries

The Preferred Stock

-    Dividend Payment Dates:  February 15 and August 15 of each year

-    Record Dates:  February 1 and August 1 preceding each Dividend Payment
     Date

-    Dividends payable in cash or additional shares of Preferred Stock

-    Liquidation preference of $1,000 per share

- Redeemable at any time at our option for 110% of the liquidation preference plus unpaid dividends

- Mandatory redemption on August 15, 2003 for 110% of the liquidation preference plus accrued and unpaid dividends

- Exchangeable by us after February 15, 1999 for our 12% Subordinated Debentures due 2003

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

     We intend to pay dividends by issuing additional shares of Preferred
Stock.

     We do not intend to list the Notes or the Preferred Stock on any securities exchange.
                           _________________________

     See "Risk Factors" on page 15 of this Prospectus for a description of certain factors that should be considered in evaluating an investment in these securities.
                           _________________________

     The Selling Securityholders may sell the Securities from time to time directly to purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices that represent or relate to then prevailing market prices or are negotiated. The Selling Securityholders reserve the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Selling Securityholders may reject any offer in whole or in part. The Selling Securityholders and any broker/dealers that participate in the distribution of the Securities may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Act"), and agency commissions paid by Selling Securityholders to broker/dealers as well as profits realized by Selling Securityholders and broker/dealers purchasing Securities for their own account may be deemed underwriting discounts or commissions under the Act in connection with the sale of the Securities.

     This Prospectus may not be used to consummate sales of Notes or Preferred Stock unless accompanied by our latest Annual Report on Form 10-K and any subsequently filed Quarterly Reports on Form 10-Q.

                           _________________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.
                           _________________________

August 13, 1999

                               TABLE OF CONTENTS


THE OFFERING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES
     AND PREFERRED STOCK DIVIDENDS  . . . . . . . . . . . . . . . . . . . . 32

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

CAPITALIZATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33

SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . . . . . . . 34

DESCRIPTION OF THE NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . 40

DESCRIPTION OF THE PREFERRED STOCK  . . . . . . . . . . . . . . . . . . . . 67

DESCRIPTION OF THE EXCHANGE DEBENTURES  . . . . . . . . . . . . . . . . . . 78

DESCRIPTION OF CERTAIN INDEBTEDNESS . . . . . . . . . . . . . . . . . . . . 91

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . 99

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  100


                      WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-2 relating to the Notes and the Preferred Stock offered hereby (together with all amendments and exhibits, referred to as the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information relating to us, the Notes and the Preferred Stock offered by this Prospectus, you should review the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of its terms and conditions.

     We file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the SEC's web site at http://www.sec.gov. In addition, so long as any Notes or Preferred Stock are outstanding, we will furnish to the holders thereof the quarterly and annual financial reports that we are required to file with the SEC (or similar reports in the event we are not at the time required to file such reports with the SEC).

     You should rely only on the information incorporated by reference or provided in this Prospectus. We have not authorized anyone else to provide you with different information. The Selling Securityholders may not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front of this document.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus. We incorporate by reference the documents listed below filed by us with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

               1. Our Annual Report on Form 10-K for the fiscal year ended December 28, 1998; and

               2. Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 1999 and June 28, 1999.

     You may request a copy of these documents (other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents) at no cost by writing us at the following address: American Restaurant Group, Inc., 450 Newport Center Drive, Newport Beach, California 92660, Attention: Vice President -- Finance.

     We will deliver without charge a copy of our latest Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 1999 and June 28, 1999.

                              PROSPECTUS SUMMARY

     The following summary highlights selected information from this Prospectus. It may not contain all of the information that is important to you. This Prospectus includes specific terms of the Notes and Preferred Stock being offered, as well as information regarding our business and detailed financial data. We encourage you to read this Prospectus, including the documents incorporated by reference, in its entirety.

                                  The Company

Overview

We operate five restaurant concepts:

-    Stuart Anderson's Black Angus ("Black Angus") (100 restaurants);
-    Grandy's (77 restaurants);
-    Spoons (18 restaurants);
-    Spectrum (14 restaurants); and
-    National Sports Grill (6 restaurants).

     Our largest division, Black Angus, is the largest steakhouse chain west of the Mississippi River and has been ranked the first or second best steakhouse chain in the United States by Restaurants & Institutions magazine's "Choice in Chains" annual survey in each of the last ten years.

     Grandy's, our second largest division, is a family-oriented, country-kitchen style restaurant. Our other three restaurant concepts are: Spoons, a casual-style restaurant concept featuring fajitas, salads and hamburgers; Spectrum, consisting of upscale Northern Italian, American and Mexican restaurants; and National Sports Grill, consisting of sports-theme restaurants.

     We operate a total of 215 restaurants, including 100 Black Angus restaurants, located primarily in the Western and Southwestern regions of the United States.

Background

     Since our formation in 1987, we have been a highly leveraged company. This has resulted in the need to dedicate significant portions of our cash flow to service our debt obligations. In addition, we have operated under restrictive covenants and significant liquidity constraints. All of these factors have limited our operating flexibility and growth potential.

     More recently, our growth and profitability have declined as a result of:

- the strategic decision in 1992 to gradually limit and phase out the Black Angus late-night entertainment operations;

- the decline of the Grandy's operations due, in part, to the failure of Grandy's prior management to properly position Grandy's in its markets; and
-    the economic conditions in 1995 in our principal markets.

     As recently as 1992, Black Angus operated 66 in-restaurant lounges which offered disc jockeys, dancing and a focus on the sale of alcoholic beverages during the after-dinner and late-night time periods. While the late-night entertainment business in isolation generated favorable profit margins, we were concerned that this business was negatively affecting visits by our core customer base of middle-income families and that liability and other expenses associated with the business were increasing. We began limiting Black Angus' late-night entertainment business in 1992 and subsequently, between 1994 and 1998, we phased out the business in 8 to 19 restaurants per year. As of June 28, 1999, we operated 3 Black Angus restaurants with late-night entertainment.

     Our Grandy's division experienced a decline in its performance during the last several years. Grandy's prior management had adopted a strategy to compete primarily on the basis of price. This strategy positioned Grandy's as a bargain, quick-service restaurant but resulted in significantly lower customer counts and same-store-sales. In the fourth quarter of 1996, we restructured Grandy's management team in an effort to return the division to its historical image. In connection with the restructuring, Grandy's has closed 29 restaurants, reduced overhead and advertising expenses and revised the pricing, menu and marketing strategies. We intend to restore Grandy's to its image of a quick-service, family-dining restaurant concept focused on quality, "home-cooked" meals.

Business Strategy

     We have implemented a business strategy designed to enhance the growth of our core Black Angus division, reduce corporate overhead and improve the performance of the Grandy's division. In addition, we plan to selectively expand our other divisions.

Enhance growth of Black Angus. Our strategy is to increase same-store-sales through our successful television advertising campaigns, suggestive sales through on-table promotions, and leveraging our reputation for high-quality food and service. We also intend to expand the Black Angus division through the opening of new restaurants.

Reduce overhead. We have implemented a strategy designed to reduce overhead. In 1997, we reduced certain corporate salaries, eliminated certain redundant corporate functions and relocated and consolidated certain administrative and financial support functions from the corporate office to the headquarters of Grandy's. In 1998, we transferred accounting activities for certain of our restaurants from those restaurants to the Grandy's headquarters.

Improve Grandy's performance. The plan of Grandy's restructured management team is to:

-    identify and close unprofitable stores;
-    reduce overhead;
- restore Grandy's image from a price-point competitor to a quality quick-service/family-dining restaurant; and
-    improve customer counts.

     Most recently, the new management team reconfigured the menu to focus on increasing the average check through the sale of whole meals and reduced single-item discounting in its marketing strategy

Other

     Our Spoons, Spectrum and National Sports Grill concepts are smaller divisions representing 38 of our 215 restaurants. We may selectively expand each of these concepts by one or two restaurants per year.

     Although we have no current arrangements to sell any restaurants or divisions, we will review opportunities to sell restaurants in our smaller divisions from time to time. In addition, we are in the process of converting certain Company-operated Grandy's restaurants to franchised operations through the sale of these restaurants to franchisees. No assurances can be given as to whether we will sell any restaurants or if we elect to sell restaurants the amount of consideration we will receive in such sales.

Recapitalization

     On February 25, 1998, we completed a recapitalization (the
"Recapitalization") intended to reduce our aggregate cash interest expense, provide more operational liquidity and permit us to expand in our core markets in the western United States.

     The principal elements of the Recapitalization were the following:

     (i) The issuance of $158.6 million aggregate principal amount of senior secured notes (the "Initial Notes") in a transaction not registered under the Securities Act of 1933, as amended (the "Act"), in reliance upon the exemption provided in Section 4(2) of the Act. The Initial Notes were substantially identical in all respects (including interest rate and maturity) to the terms of the Notes, except that the Initial Notes were not freely transferable by holders thereof. The Selling Securityholders purchased $30,083,000 aggregate principal amount of the Initial Notes;

    (ii) The issuance of 35,000 units (the "Units") also in a transaction not registered under the Act, each Unit consisting of $1,000 initial liquidation preference of preferred stock (the "Initial Preferred Stock") and one warrant (the "Warrants") initially to purchase 2.66143 shares of our common stock at an initial exercise price of $.01 per share. The Initial Preferred Stock was substantially identical to the form and terms of the Preferred

          Stock, except that the Initial Preferred Stock was not freely transferable by holders thereof. The Selling Securityholders purchased 18,000 of the Units, including 18,000 shares of Initial Preferred Stock;

   (iii) The redemption of $126.4 million aggregate principal amount of our Senior Secured Notes due 1998 at par plus accrued and penalty interest thereon and the repayment of certain other interest-bearing short-term liabilities;

    (iv) The repurchase of $45.0 million aggregate principal amount of our 10.25% Subordinated Notes at a price equal to 65% of the aggregate principal amount, plus accrued and penalty interest thereon, and the cancellation of the related warrants to purchase common stock of our parent, American Restaurant Group Holdings, Inc. ("Holdings").

     (v) The extension of the accretion period on Holdings' Senior Discount Debentures due 2000, with an accreted value on November 2, 1998 of approximately $92.0 million, from June 15, 1999 to maturity on December 15, 2005 and the amendment of certain provisions of Holdings' debentures. Such amended debentures accrete at a rate of 14.25%, compounded semi-annually. In addition, holders of Holdings' debentures with an accreted value on February 24, 1998 of approximately $10.8 million surrendered such debentures for cancellation and received $3.6 million principal amount of the Initial Notes; and

    (vi) The establishment of a $15.0 million credit facility (the "Credit Facility").

Exchange for Notes and Preferred Stock

     On September 3, 1998, we exchanged $158.6 million principal amount of the Initial Notes and 35,000 shares of the Initial Preferred Stock for the same principal amount of Notes and the same number of shares of the Preferred Stock, including the Initial Notes and Initial Preferred Stock held by the Selling Securityholders. The Notes and Preferred Stock received by the Selling Security Holders were subject to certain transfer restrictions. These Notes (and $1,000,000 of additional Notes subsequently purchased by one of the Selling Securityholders) and Preferred Stock are being offered by this Prospectus.

     For a description of our consolidated capitalization after giving effect to the exchange described above and the Recapitalization, see
"Capitalization."

     American Restaurant Group, Inc. is a Delaware corporation. Our principal office is located at 450 Newport Center Drive, 6th Floor, Newport Beach, California 92660 and our telephone number is (949) 721-8000.

Selling Securityholders

     The Selling Securityholders consist of (i) TCW Shared Opportunity Fund II, L.P., TCW Leveraged Income Trust, L.P., Brown University and TCW Shared Opportunity Fund IIB, LLC. (collectively, the "TCW Investors"), which collectively purchased more than 50% of the Units at the time of the Recapitalization, and (ii) certain separate accounts for which TCW Asset Management Company ("TCW") is the investment advisor. See "Selling Securityholders." As of April 2, 1999, the Selling Securityholders held $31,083,000 aggregate principal amount of the Notes and 20,167 shares of Preferred Stock. We were informed on August 10, 1999 that the Selling Securityholders no longer beneficially own any of the Notes. The Selling Securityholders may sell the Securities from time to time directly to purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices that represent or relate to then prevailing market prices or are negotiated. The Selling Securityholders reserve the right to withdraw, cancel or modify the offer or solicitation of offers made hereby without notice. The Selling Securityholders may reject any offer in whole or in part. See "Plan of Distribution."

                                 THE OFFERING

     These Securities may be offered by certain Selling Securityholders of American Restaurant Group, Inc.

                           Description of the Notes

Maturity Date . . . . . . . . . .   February 15, 2003

Interest  . . . . . . . . . . . .   11 1/2% per year, payable in cash.

Interest Payment Dates  . . . . .   February 15 and August 15 to holders of
                                    record on the immediately preceding
                                    February 1 and August 1, respectively.

Guarantors  . . . . . . . . . . .   Each of our current and future restricted
                                    subsidiaries, jointly and severally. See
                                    "Description of the Notes--Guarantors."

Security  . . . . . . . . . . . .   The Notes and the guarantees, together
                                    with the Credit Facility, are secured,
                                    subject to an intercreditor agreement
                                    (the "Intercreditor Agreement"), by a
                                    first-priority security interest in a
                                    portion of our and our restricted
                                    subsidiaries' owned or leased real
                                    property, a substantial portion of our
                                    and our restricted subsidiaries' owned
                                    personal property and substantially all
                                    of our and our restricted subsidiaries'
                                    accounts receivable, a pledge of all of
                                    the capital stock of our restricted
                                    subsidiaries, and proceeds of the
                                    foregoing (the "Collateral"). See "Risk
                                    Factors--The Collateral Securing the
                                    Notes May Be Insufficient or Unavailable in the Event of a Default" and "Description of the Notes--Collateral"

Ranking   . . . . . . . . . . . .   The Notes are our senior secured
                                    obligations. Pursuant to the
                                    Intercreditor Agreement, proceeds from
                                    the sale of the Collateral described
                                    above will be used first to satisfy the
                                    obligations under the Credit Facility,
                                    and thereafter, the Notes. In addition,
                                    the Notes are effectively subordinated to all of our other secured indebtedness to the extent of the assets that secure such indebtedness. See "Description of the

                                    Notes--Collateral" and "Description of
                                    the Notes--Certain Covenants".

Optional Redemption . . . . . . .   We may redeem the Notes at our option, in
                                    whole or in part, on or after February
                                    15, 2001, at the redemption prices set
                                    forth in this Prospectus, plus accrued
                                    interest, if any, to the date of
                                    redemption. In addition, at any time or from time to time prior to February 15, 2000, we may redeem up to one-third of the original aggregate principal amount of the Notes at the redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption with the net cash proceeds of one or more qualified equity offerings, provided that we redeem the Notes within 60 days of the date of the closing of such offering and at least two-thirds of the original aggregate principal amount of the Notes remains outstanding. See "Description of the Notes--Redemption."

Mandatory Redemption  . . . . . .   None.

Change of Control . . . . . . . .   Upon a change of control, we will be
                                    required to offer to repurchase all of
                                    the outstanding Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase. See "Description of the
                                    Notes--Change of Control" and "--Certain
                                    Covenants."

Certain Covenants . . . . . . . .   The indenture contains certain covenants
                                    that limit our ability and the ability of our restricted subsidiaries, if any, to, among other things:

                                    -  incur additional indebtedness;

                                    -  make restricted payments;

                                    -  issue and sell capital stock of
                                       subsidiaries;

                                    -  enter into certain transactions with
                                       affiliates;

                                    -  create certain liens;

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

                                    -  sell certain assets; and

                                    -  merge, consolidate or sell
                                       substantially all of our assets.

                                    See "Description of  the Notes--Certain
                                    Covenants."

                                    For a more detailed description of the
                                    Notes see "Description of the Notes."

                      Description of the Preferred Stock

Dividend Rate . . . . . . . . . .   Dividends accrue at a rate of 12% per
                                    year of the liquidation preference,
                                    subject to increase in certain
                                    circumstances. See "Certain Covenants"
                                    below.  We may, at our option, pay
                                    dividends in cash or in additional shares of Preferred Stock having an aggregate liquidation preference equal to the amount of such dividends. We currently intend to pay dividends by issuing additional shares of Preferred Stock.

Dividend Payment Dates  . . . . .   February 15 and August 15 of each year to
                                    holders of record on the immediately
                                    preceding February 1 and August 1,
                                    respectively.

Liquidation Preference  . . . . .   $1,000 per share.

Ranking . . . . . . . . . . . . .   The Preferred Stock ranks senior in right
                                    of payment with respect to all junior
                                    securities.

Optional Redemption . . . . . . .   We may redeem the Preferred Stock at our
                                    option, in whole or in part, at any time, at 110% of the liquidation preference plus accrued and unpaid dividends to the date of redemption. See "Description of Preferred Stock -- Redemption."

Mandatory Redemption  . . . . . .   We are obligated to redeem the Preferred
                                    Stock on August 15, 2003 for 110% of the liquidation preference plus accrued and unpaid dividends.

Voting Rights . . . . . . . . . .   The Preferred Stock does not have any
                                    voting rights, except as set forth in
                                    this Prospectus or as otherwise required by law.

Certain Covenants . . . . . . . .   The certificate of designation governing
                                    the Preferred Stock (the "Certificate of
                                    Designation") contains covenants that
                                    limit our ability, among other things,
                                    to:

                                    -  redeem or repurchase junior securities
                                       and pay dividends,

                                    -  merge or consolidate with any other
                                       entity,

                                    -  sell certain assets,

                                    -  sell all or substantially all of our
                                       assets, and
                                    -  enter into transactions with
                                       affiliates.

                                    The Certificate of Designation also
                                    requires us to deliver certain reports
                                    and information, including reporting as
                                    to whether we meet certain financial
                                    tests each quarter, to the holders of the Preferred Stock. The Certificate of Designation provides that the dividend rate for the Preferred Stock automatically increases to 13.5% in the subsequent quarter for the first two quarters in which the Maintenance Test Ratio exceeds the Maximum Test Ratio (whether or not such fiscal quarters were consecutive) and 15% for any other quarter thereafter for which the Maintenance Test Ratio is exceeded. If this were to occur, we may seek to obtain consents from the holders of the Preferred Stock to amend the Maximum Test Ratio. In such an event, the TCW Investors may be able to approve those amendments without the consent of any other holder of Preferred Stock. See "Description of the Preferred Stock-- Dividends."

Exchange  . . . . . . . . . . . .   Subject to certain limitations, we may on
                                    any February 15 or August 15, commencing on February 15, 1999, exchange the

                                    Preferred Stock, in whole but not in
                                    part, for our 12% Subordinated Debentures due 2003 (the "Exchange Debentures"). Shares of Preferred Stock will be exchanged for Exchange Debentures with an aggregate principal amount equal to the then aggregate liquidation preference of the Preferred Stock plus accrued and unpaid dividends on the Preferred Stock.

                                    For a more detailed description of the
                                    Preferred Stock, see "Description of the Preferred Stock."

                    Description of the Exchange Debentures

Maturity Date . . . . . . . . . .   August 15, 2003. At maturity, we will pay
                                    a premium of 10% of the principal amount.

Interest  . . . . . . . . . . . .   12% per year. We may at our option pay
                                    interest in cash or in additional
                                    Exchange Debentures having an aggregate
                                    principal amount equal to the amount of
                                    such interest.

Interest Payment Dates  . . . . .   February 15 and August 15 of each year to
                                    holders of record at the close of
                                    business on the first day of the calendar
                                    month in which such interest payment date
                                    occurs, commencing on the first interest
                                    payment date after issuance.
Optional Redemption . . . . . . .   We may redeem the Exchange Debentures at
                                    any time at our option, in whole or in
                                    part, at a redemption price equal to 110% of the principal amount, plus accrued and unpaid interest, if any, to and including the date of redemption.

Mandatory Redemption  . . . . . .   None.

Ranking   . . . . . . . . . . . .   The Exchange Debentures will be our
                                    subordinated obligations and will be
                                    subordinated in right of payment to all
                                    of our existing and future senior debt.
                                    See "Description of the Exchange
                                    Debentures--Subordination."

Certain Covenants . . . . . . . .   The indenture governing the Exchange
                                    Debentures will contain certain
                                    covenants, including covenants relating
                                    to:


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

                                    -  restricted payments;

                                    -  transactions with affiliates;
                                    -  certain asset sales;

                                    -  our ability to exceed certain financial
                                       ratios; and

                                    -  mergers, consolidations and sales of
                                       substantially all assets.

                                    See "Description of the Exchange
                                    Debentures--Covenants."

                                    For a more detailed description of the
                                    Exchange Debentures, see "Description of the Exchange Debentures."

                                Use of Proceeds

     The Selling Securityholders are selling the Notes and Preferred Stock being offered by this Prospectus. We will not receive any proceeds for the sale of the Notes and the Preferred Stock by the Selling Securityholders.

                                 Risk Factors

      Before you invest in the Notes or the Preferred Stock, you should be aware that there are various risks, including those described under "Risk Factors." You should carefully consider these risk factors as well as the other information set forth in this Prospectus before you decide to purchase any Notes or Preferred Stock.

                            _______________________

         SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

     The following summary historical consolidated financial data for each of the last three years ended December 30, 1996, December 29, 1997 and December 28, 1998 has been derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, independent public accountants.

     The financial data for the twenty-six weeks ended June 29, 1998 and June 28, 1999 have been derived from our unaudited financial statements, which in the opinion of management include all adjustments necessary for a fair presentation of the data for interim periods.

     Our pro forma financial data for the fifty-two week period ended December 28, 1998 are for informational purposes only and give effect to our Recapitalization as if it had been consummated on December 30, 1997 for the fifty-two week period ended December 28, 1998.

     The unaudited condensed pro forma information appearing in this Prospectus does not purport to represent what our results of operations or financial position would have been had such transactions in fact occurred at the beginning of the periods or on the date indicated or to project our financial position or results of operations for the present year or any future period. The results of operations for the twenty-six weeks ended June 28, 1999 are not necessarily indicative of the results that may be expected for the full fiscal year.

     You should read this Summary Historical and Pro Forma Financial Data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements and notes thereto incorporated by reference in this Prospectus.

                                                                                                                           Pro
                                                                                                                        Forma<F1>
                                                                                                                     ------------
                                                                                          Historical Twenty-six
                                                 Historical Year Ended                         Weeks Ended             Year Ended
                                    ---------------------------------------------   --------------------------       ------------
                                        Dec. 30,        Dec. 29,        Dec. 28,        June 29,        June 28,        Dec. 28,
                                          1996            1997            1998            1998            1999            1998
                                    --------------  --------------  --------------  -------------   -----------      ------------
                                                                         (dollars in thousands)
Revenues  . . . . . . . . . . . . .     $445,424        $440,039        $426,928        $222,994        $214,147        $422,535
Gross Profit<F2>  . . . . . . . . .       52,699          55,790          54,364          30,561          29,871          54,973
Operating Profit before Non-Cash
 Charges<F3>  . . . . . . . . . . .        4,227           6,803          17,369          12,854          13,226          18,490
Interest Expense, Net . . . . . . .       27,714          23,985          20,269          10.460          9,7777          19,496
Net Income/(Loss) . . . . . . . . .      (38,461)        (20,292)            143<F4>      11,876<F4>       3,345           2,037
Ratio of Earnings to Fixed
 Charges<F5>  . . . . . . . . . . .           --              --              --             1.1x            1.2x             --
Deficiency in Earnings to cover
 Fixed Charges<F6>  . . . . . . . .      (36,558)        (20,154)         (9,277)             --              --          (7,383)
Ratio of Earnings to Fixed
 Charges and Preferred Stock
 Dividends<F6>  . . . . . . . . . .           --              --              --             1.0x            1.0x             --
Deficiency in Earnings to cover
 Fixed Charges and Preferred
 Stock Dividends<F6>  . . . . . . .      (36,558)        (20,154)        (13,972)             --              --         (12,934)

Restaurant Data:
Restaurants (end of period) . . . .          247             231             224             229             215             224
Increase/(Decrease) in
 Same-store-sales:
    Consolidated<F7>  . . . . . . .         (2.9)%          (2.3)%          (0.6)%           0.9%           (1.7)%          (0.6)%
    Black Angus (excluding
      late-night
      entertainment)<F7><F8>  . . .          1.0%            1.4%            3.3%            4.7%            1.4%            3.3%

Other Data:
EBITDA<F9>  . . . . . . . . . . . .       26,100        $ 30,713        $ 32,937        $ 19,960        $ 19,184        $ 33,736
EBITDAR<F10>  . . . . . . . . . . .       50,913          61,389          61,593          34,516          33,098          60,647
Depreciation and Amortization . . .       20,386          19,627          14,638           7,252           6,818          14,316
Capital Expenditures  . . . . . . .       13,279           4,650          12,316           5,041           5,714          12,316


                                           As of June 28, 1999
                                        --------------------------
                                          (dollars in thousands)

Balance Sheet Data:
Cash  . . . . . . . . . . . . . . . . . .      $  7,369
Property, Plant & Equipment, Net  . . . .        89,304
Total Assets  . . . . . . . . . . . . . .       144,789
Long-term Debt, including current portion       166,942
Cumulative Preferred Stock, Mandatorily          39,201
Redeemable  . . . . . . . . . . . . . . .
Common Stockholders' Equity (Deficit) . .      (118,231)

                                                 (footnotes on following page)

[FN]
<F1>        Gives effect to the issuance of the Initial Notes and the Units and the use of proceeds therefrom and the Recapitalization as if these activities had occurred on December 30, 1997 for the fifty-two weeks ended December 28, 1998.

<F2>        Gross Profit is defined as revenues less food and beverage, payroll and direct operating costs.

<F3>        Operating Profit is stated before non-cash charges for impairment of long-lived assets of $13.2 million in 1996, $3.0 million in 1997 and $1.4 million in 1998 as well as a non-cash charge for assets to be disposed of $5.0 million in 1998 and $0.1 million for the twenty-six weeks ended June 28, 1999.

<F4>        Includes a $9.6 million extraordinary gain on extinguishment of debt.

<F5>        For the purpose of determining the ratio or deficiency of
            earnings to cover fixed charges, earnings consist of earnings before extraordinary gain or loss, income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense representative of the interest factor.

<F6>        The ratio or deficiency of earnings to fixed charges and
            preferred stock dividends are the same as the ratio of earnings to fixed charges except that preferred stock dividends are added to fixed charges even though the Company intends to pay such dividends by issuing additional shares of Preferred Stock.

<F7>        Same stores are defined as restaurants which have been in
            operation for the entire prior year.

<F8>        This presentation excludes all late-night entertainment
            operations of the Black Angus restaurants and, in 1997, the lunch business in 14 Black Angus restaurants where lunch was discontinued in 1997.

<F9>        EBITDA is defined as operating profit before impairment charges and non-cash charges for assets to be disposed plus depreciation and amortization and net losses on sale of properties. For the years ended December 30, 1996, December 29, 1997 and December 28, 1998, the net losses on the sale of properties were $1.5 million, $4.3 million, $0.9 million, respectively. For the twenty-six weeks ended June 29, 1998 and June 28, 1999, the amortization of deferred gains, which exceeded losses on the sale of properties, netted to $0.1 million and $0.2 million, respectively. EBITDA should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities. In connection with the closing of restaurants in 1997, we established a closed-unit reserve to which we charge ongoing expenses relating to closed restaurants as incurred. Approximately $1.0 million in cash charges is expected to be charged per year to this reserve on an ongoing basis for the next several years.

<F10>       EBITDAR is defined as EBITDA plus rent expense. EBITDAR has been presented for the purposes of providing information on our operations before giving effect to financing activities such as the sale/leaseback transactions and to facilitate comparisons to prior periods. In the second half of 1996, we completed
            $63.4 million of sale/leaseback transactions and used the proceeds to repay $50.5 million of indebtedness at par and for general corporate purposes. As a result of these transactions, annual rent expense increased by $8.0 million. EBITDAR should not be considered an alternative to, or more meaningful than, earnings from operations or other traditional indicators of operating performance and cash flow from operating activities.

                                 RISK FACTORS

     Before you invest in these Notes or Preferred Stock you should be aware that payment of these Notes and Preferred Stock is subject to various risks, including those described below. You should consider carefully the following specific risk factors, as well as the other information set forth in this Prospectus, before purchasing Notes or Preferred Stock offered hereby. This Prospectus, including the documents incorporated by reference in this Prospectus, includes "forward-looking statements" including, in particular, the statements about the Company's plans, strategies, and prospects under the headings "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. Although we believe that our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this Prospectus, including the documents incorporated by reference in this Prospectus, are set forth in the risk factors below and elsewhere in this Prospectus, including the documents incorporated by reference in this Prospectus. All forward-looking statements attributable to the Company or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. The risk factors set forth below are generally applicable to the Notes and the Preferred Stock.
High leverage and significant rent expense may affect our ability to make payments on the Notes and the Preferred Stock.

          We have a significant amount of debt. At June 28, 1999, our total consolidated long-term indebtedness was approximately $166.9 million and we had a common stockholders' deficit of $118.2 million. Further, we have approximately $41.3 million aggregate liquidation preference of Preferred Stock outstanding, which amount will increase as dividends are paid in kind on the Preferred Stock. The Preferred Stock is mandatorily redeemable in cash on August 15, 2003 (following the maturity of the Notes) at 110% of the aggregate liquidation preference. In addition, in certain circumstances, the dividend rate on the Preferred Stock could increase to 13.5% or 15%. See "Description of Preferred Stock--Covenants" and "--Certain Definitions." Moreover, the indenture permits us and our subsidiaries to incur additional indebtedness in the future, subject to compliance with certain conditions. In addition, as is common in the restaurant industry, we operate with a working capital deficit, which as of June 28, 1999 was approximately $33.3 million.

     In addition to our leverage, we have significant annual rent expenses, which increased substantially in 1996. In the second half of 1996, we completed sale/leaseback transactions for an aggregate sales price of $63.4 million and simultaneously executed long-term leases with respect to the sold property. The leases call for aggregate annual rent payments of $8.0 million, subject to certain escalation clauses. Our aggregate rent expense for the year ended December 28, 1998 was approximately $26.9 million on a pro forma basis, and approximately $13.9 million for the twenty-six weeks ended June 28, 1999.

     The above factors could have consequences to holders of the Notes and the Preferred Stock by making it difficult for us to fulfill our obligations to those holders. These difficulties could be caused by:

     - our potential vulnerability to changes in general economic conditions;
     - difficulty we may have in obtaining additional financing or acceptable terms from vendors for working capital or general corporate purposes;
     - our competitive disadvantage due to our high degree of debt in relation to some of our competitors; and
     - the dedication of a large portion of our cash flow from operations to debt service, rent expense and necessary redemption payments.

     For 1998, our earnings before extraordinary loss, income taxes and fixed charges were insufficient to cover fixed charges by $9.3 million. On a pro forma basis, after giving effect to the Recapitalization, for 1998, our earnings before extraordinary loss, income taxes and fixed charges were insufficient to cover (i) fixed charges by $7.4 million and (ii) fixed charges and preferred stock dividends by $12.9 million. For the twenty-six weeks ended June 28, 1999, our ratios of earnings before extraordinary loss, income taxes and fixed charges to (i) fixed charges, and (ii) fixed and preferred stock dividends, were 1.2x and 1.0x, respectively. In addition, on a pro forma basis, our ratio of EBITDA to net interest expense would have been 1.7x for 1998. We cannot assure that our earnings before income taxes and fixed charges will be sufficient to cover fixed charges and preferred stock dividends in the future.

Future performance may affect our ability to make payments on the Notes and the Preferred Stock.

     Our ability to meet our debt service obligations, pay the Preferred Stock mandatory redemption price, satisfy certain financial covenants relating to the Preferred Stock and to grow will depend upon our future performance. We had net losses after extraordinary items of $38.5 million in 1996 and $20.3 million in 1997 and a profit of $0.1 million in 1998. We do not expect to have sufficient cash from operations to pay the Notes at maturity or the mandatory redemption price of the Preferred Stock. As a result, we expect that we will need to refinance all or part of this debt or the Preferred Stock, obtain additional financing, or sell assets in order to make the required payments. We cannot assure that any such refinancing or sale would be possible or would not contain terms and conditions that could have a material adverse effect on us and our results of operations.
The collateral securing the Notes may be insufficient or unavailable in the event of a default.

     The Collateral securing the Notes also secures obligations under our Credit Facility. Any proceeds from a sale of the Collateral will be used first to satisfy obligations under the Credit Facility. If we commenced a bankruptcy proceeding, or if a bankruptcy proceeding were to be commenced against us or a Guarantor, the Trustee, as Collateral Agent (the "Collateral Agent"), is authorized to subordinate its security interest in the Collateral to other indebtedness which, together with amounts outstanding under the Credit Facility, would not exceed $20 million. In certain circumstances, the Collateral Agent could be required to release claims on Collateral we propose to sell further reducing the sufficiency of the Collateral securing the Notes. In addition, as of June 28, 1999, we had $8.3 million of secured indebtedness other than the Notes and the Credit Facility.

     In the event of a default under the Notes, the proceeds from the sale of the Collateral securing the Notes may not be sufficient to satisfy our obligations under the Credit Facility and the Notes for, among others, the following reasons:

     - the book value of the Collateral is less than the principal amount of the Notes and the Credit Facility.

     - the Collateral is illiquid and may have no readily ascertainable market value.

     - third parties (including the lenders under our Credit Facility) enjoy liens on the Collateral property which could adversely affect the value of the Collateral.

     - the sale of the Collateral other than as a part of our business as a whole may be impossible or valueless.

     - in most cases, we own the improvements included in the Collateral only so long as the lease is in effect. Any expiration or early termination of those leases could make such Collateral (which may be a significant portion of the Collateral) unavailable to the holders of the Notes.

     - landlords' rights, the rights of landlords' lenders, or state laws governing the sale of encumbered property by a creditor with a real property security interest may impair or prevent the Collateral Agent from foreclosing upon portions of the Collateral which are leasehold estates or owned improvements.

     Bankruptcy proceedings commenced by or against us could make it difficult for the Collateral Agent to foreclose upon and sell the Collateral for the benefit of the holders of the Notes. We cannot predict whether payments under the Notes would be made following commencement of a bankruptcy case, whether or when the Collateral Agent could foreclose upon the Collateral or whether or to what extent holders of Notes would be compensated for any delay in payment or loss of value of the Collateral. Furthermore, if a bankruptcy court determined that the value of the Collateral was not sufficient to repay all amounts due on the Notes, holders of Notes would hold

"under-secured claims." Federal bankruptcy laws do not permit the payment and/or accrual of interest, costs and attorney's fees for "under-secured claims" during a debtor's bankruptcy case.

Junior ranking of Preferred Stock may limit holders' rights to receive payments.

     The Preferred Stock is junior in right of payment to all of our existing and future obligations (other than our obligations under common stock and any preferred stock which is on parity with or junior to the Preferred Stock offered by this Prospectus). We cannot assure that there will be sufficient cash flow to pay the mandatory redemption price on the Preferred Stock for, among others, the following reasons:

     - the mandatory redemption of the Preferred Stock is our obligation alone, and, because we are a holding company, our ability to pay the mandatory redemption price will depend upon the operating cash flow of our subsidiaries and the payment of funds by such subsidiaries to us in the form of loans, dividends or otherwise.

     - if we were to liquidate, dissolve, or wind up our operations, our lenders and other creditors would be entitled to be paid in full before any payments could be made to holders of the Preferred Stock.

     - holders of the Preferred Stock would have no right to proceed against the assets of our subsidiaries or to cause the liquidation or bankruptcy of our subsidiaries.

     - if our subsidiaries became insolvent, were liquidated or reorganized, creditors of our subsidiaries would be entitled to be paid in full from the subsidiaries' assets before we, as a shareholder of our subsidiaries, would receive any payment.

     We intend to pay dividends on the Preferred Stock by issuing additional shares of Preferred Stock. The indenture for the Notes and our Credit Facility limit our ability to pay dividends on the Preferred Stock in cash. Our ability to pay cash dividends on the Preferred Stock may also be restricted by future indebtedness or agreements.

We are implementing a new, untested business strategy which may not be successful.

     We are currently executing a new business strategy aimed at cutting costs and raising revenues. This strategy includes opening new Black Angus restaurants in markets where we can capitalize on consumer awareness of the Black Angus name. We do not know if we will be able to open new restaurants as planned. We also do not know whether other new business strategies, including the strategies with respect to Grandy's, will be successful or that we will be able to increase revenue, operate successfully with our reduced overhead or improve our cash flow and results of operations.

Our debt subjects us to certain restrictions and requires us to meet certain goals.

     Our Credit Facility and the indenture relating to the Notes contain financial and other covenants, including:

      -   limitations on the amount of debt we may incur;
      - limitations on the payment of dividends, investments and other payments;
      -   limitations on transactions with affiliates;
      -   limitations on liens;
      - limitations concerning the debt and capital stock of our subsidiaries; and
      -   limitations on the sales of assets.

     On numerous occasions in the past, we have been in default or failed to comply with certain covenants relating to our debt, and we have been required to obtain amendments and waivers from our lenders. Most recently, we were three weeks late, but within the grace period, in paying the quarterly interest which was due September 15, 1997 on our old senior secured notes and four weeks late, but within the grace period, in paying the quarterly interest which was due December 15, 1997. In addition, prior to the Recapitalization, we were in default under our old senior secured notes for the failure to meet certain financial covenants and for the failure to make a $40.9 million sinking fund payment that was due on September 15, 1997. As a result, we were restricted from paying the quarterly interest payments of $1.2 million each, due on September 15, 1997 and December 15, 1997 on our subordinated notes. We redeemed our old senior secured notes on February 24, 1998 at a price equal to par value plus accrued and penalty interest.

     Our credit agreement also requires us to comply with financial covenants. A failure to comply with any of these covenants could result in the acceleration of the debt. In addition, we cannot assure that such restrictions will not adversely affect our ability to conduct our business. See "Description of the Notes."

The indebtedness of our parent company places certain restrictions on our operations.

     American Restaurant Group Holdings, Inc., our parent, owns approximately 73% of our common stock (40% assuming the exercise of all of our outstanding warrants). Holdings has an outstanding series of debentures, which as of June 28 1999 had an accreted value of approximately $99.9 million and which will accrete to approximately $245.7 million at maturity on December 15, 2005. The indenture under which the debentures were issued contains certain covenants which require our parent to restrict our operations and those of our subsidiaries.

We may be unable to purchase Notes as required upon a change of control.

     We will be required to offer to purchase all outstanding Notes at a price equal to 101% of the principal amount of the Notes plus all accrued and unpaid interest in the event of a change of control. Our Credit Facility provides that some change of control events are defaults under the Credit Facility. This means that if a change of control event were to occur, we may be required to repay or refinance all borrowings under the Credit Facility. Even if the change of control event is not a default under our Credit Facility, the offer to purchase the Notes would be a default under our Credit Facility. If a change of control were to occur, it is unlikely that we would have the money to purchase the Notes or repay the Credit Facility. If we engage in a highly leveraged transaction, including a recapitalization, which does not result in a change of control, we will have no obligation to offer to purchase the Notes.

We depend on key personnel for our success.

     We believe that our success is largely dependent on the abilities and experience of our senior management team and our ability to attract and retain qualified management and employees. The loss of services of one or more of our senior executives could adversely affect our ability to effectively manage our overall operations or successfully execute current or future business strategies.

Ownership and control is held by a limited number of members of senior management and Selling Securityholders.

     Certain members of our management own approximately 27% of our common stock (15% upon the exercise of outstanding warrants), with Holdings owning the other 73% (40% upon the exercise of the warrants). Anwar S. Soliman, our Chairman and Chief Executive Officer, and other members of management own approximately 82% of the common stock of Holdings. All of Holdings' management stockholders have entered into a voting trust agreement which gives Anwar S. Soliman the right to exercise all voting and substantially all other rights to which those stockholders would otherwise be entitled until August 15, 2005 or an earlier termination of the voting trust agreement. In addition, all of our management stockholders have entered into a voting trust agreement (the "New Voting Trust Agreement") in accordance with which Anwar
S. Soliman exercises, as voting trustee, all voting and substantially all other rights to which such shareholders would otherwise be entitled until the earlier of August 15, 2005 or the earlier termination of the New Voting Trust Agreement. Mr. Soliman's position as voting trustee of our parent company, as voting trustee under the New Voting Trust Agreement and his direct ownership interest in our company effectively gives him control of our company. In addition, all of the directors of Holdings are members of our management, and there are no independent directors of Holdings.

     The Selling Securityholders, which together own more than 50% of the Warrants, entered into a securityholders agreement (the "Securityholders Agreement") with holders of our common stock relating to the election of directors. The Securityholders Agreement provides that the parties will agree to vote all of their shares of our equity securities so that the composition of our board of directors consists of five members, two of whom will be management nominees, two of whom will be nominees of the TCW Investors and one of whom will be an independent director initially designated by Jefferies & Co., Inc., the "Initial Purchaser" of the Notes and the Units. The Securityholders Agreement, combined with the Selling Securityholders' ownership of Preferred Stock, may give the Selling Securityholders the ability, in certain circumstances, to elect a majority of our board of directors. The Securityholders Agreement also provides these investors with certain tag-along rights, rights of first refusal and the right to approve certain major corporate transactions. Due to their ownership of Preferred Stock, these investors may also have the ability to approve waivers or amendments to the terms of the Preferred Stock without the vote of any other holder of Preferred Stock. See "Description of the Notes-- Repurchase Upon Change of Control" and "Description of the Preferred Stock-- Voting Rights."

Our operations are concentrated in a limited geographic area.

     A majority of our restaurants are located in California and Texas. These restaurants account for a large percentage of our net sales. We are particularly vulnerable to adverse developments in these regions, which may have a negative effect on customer traffic and sales. These developments could include:

     -    economic downturns;
     -    unfavorable weather conditions;
     -    increased competition;
     -    changes in consumer preferences; and
     -    demographic changes.

The restaurant industry is highly competitive.

     All aspects of the restaurant business are highly competitive. Price, restaurant location, food quality, service and attractiveness of facilities are important aspects of competition. Our restaurants compete with a wide variety of restaurants, ranging from national and regional restaurant chains to locally owned restaurants. Competition from other restaurant chains typically represents the more important competitive influence, principally because of their significant marketing and financial resources. Many of our competitors have substantially greater financial, marketing, personnel and other resources than we have. Competition is not limited to a particular segment of the restaurant industry because fast-food restaurants, steakhouses and casual-dining restaurants are all competing for the same consumer's dining dollars. We have more debt than many of our competitors, which places us at a competitive disadvantage.

We are subject to a variety of government regulations which impact the way we run our businesses.

     Each of our restaurants is subject to licensing and regulation by the health, sanitation, safety, building and fire agencies of the states and municipalities in which the restaurants are located. Failure to comply with any of these regulations could result in sanctions against our restaurants, which may include the closing of facilities for indeterminate periods of time, or third-party litigation.

     Each of our restaurants (except for our Grandy's restaurants) serve alcoholic beverages and, as a result, is subject to licensing requirements. The loss of licenses or permits to sell alcohol would interrupt or terminate our ability to serve alcoholic beverages at those restaurants, which could cause a significant loss of revenues.

     We are also subject to laws and regulations which govern our relationships with our employees, including minimum-wage requirements, overtime, reporting of tip income, work and safety conditions and citizenship requirements. Since a significant number of our employees are paid at rates which are related to the federal minimum wage, any increase in the minimum wage could significantly increase our labor costs.

     Under federal, state and local laws, owners or operators of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances found on or in such property. This liability may be imposed without regard to whether the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. Although we are not aware of any environmental problems at our properties, we have not conducted a comprehensive environmental review of our properties or operations and we cannot assure that we have identified all of the potential environmental liabilities that could have a material adverse effect on our business.

There are possible effects on holders of these securities of fraudulent transfer laws.

     Under federal bankruptcy law and similar state fraudulent transfer laws, if we, or any of the Guarantors at the time the debt evidenced by the Notes or the guarantees were incurred:

     -    did not receive adequate consideration for incurring this debt;

     - was insolvent, or rendered insolvent by the incurrence of this debt;

     - was engaged or about to engage in a business or transaction for which its remaining property constituted unreasonably small capital; or

     - intended to incur, or believed it would incur, debts beyond its ability to pay as such debts mature;

then, among other things, a court could:

         a. void all or a portion of our or the Guarantor's obligations to holders of the Notes, the liens securing the Notes or the guarantee; and/or

         b. subordinate our obligations to holders of the Notes or the guarantee to other of our or the Guarantor's existing or future indebtedness, and/or subordinate the liens securing the Notes or the guarantee to other existing or future liens; the effect of which would be to entitle other creditors to be paid in full before any payment could be made on the Notes.

     In addition, if a court were to find that at the time we made a payment of dividends on, or redemption of the Preferred Stock, that we:

         i. were insolvent or were rendered insolvent by making the payment;

        ii. were engaged or about to engage in a business or transaction for which our remaining property constituted unreasonably small capital; or

       iii. intended to incur, or believed we would incur, debt beyond our ability to pay as such debts mature;

then the relevant payment to holders of the Preferred Stock could be voided in whole or in part as a fraudulent conveyance, and such holders could be required to return the same or equivalent amount to or for the benefit of existing or future creditors.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, we or a Guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or

     - if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

     -    it could not pay its debts as they become due.

Potential limitation imposed upon net operating losses.

     As of December 28, 1998, we had available net operating loss carryforwards for federal income tax purposes of $125.8 million, expiring in 2004 to 2013. Generally, a cumulative change of greater than 50% in the stock ownership of a corporation within a three-year period will, for federal income tax purposes, limit the amount of preownership change net operating losses that the corporation may use during the post-ownership change period. Whether an ownership change has occurred in any particular case entails the resolution of both legal and factual issues which may not be readily determinable. We have taken the position that the Recapitalization did not result in an ownership change. However, no assurance can be given that this position will be upheld if challenged by the Internal Revenue Service. In addition, future equity issuances by us or Holdings and certain transfers of stock by either our or Holdings' shareholders, within three years of the Recapitalization which occurred in February 1998, could trigger an ownership change when taken together with the change in the stock ownership resulting from the Recapitalization.

Lack of a market for the Notes or Preferred Stock.

     We have not, and do not intend to, list the Notes or the Preferred Stock on any national securities exchange, or to seek the admission of the Notes or the Preferred Stock to trading in the National Association of Securities Dealers Automated Quotation System.

Certain Federal Income Tax Consequences for Holders of Preferred Stock and Exchange Debentures

     Distributions of cash, and to the extent of their issue price, additional shares of the Preferred Stock on the Preferred Stock will be treated as dividends taxable as ordinary income to holders thereof to the extent of the Company's current and accumulated earnings and profits as determined under United States federal income tax principles. In addition to the cash and additional Preferred Stock received, a holder will be treated as having received as a distribution, to the extent of current and accumulated earnings and profits of the Company, an amount equal to the annual accrual of the difference between the issue price of the Preferred Stock and its mandatory redemption price (the "Redemption Premium"). The amount of the Redemption Premium with respect to the Preferred Stock issued as part of a Preferred Stock Unit may differ from the Redemption Premium in respect of Preferred Stock paid as a dividend on Preferred Stock, which may have a different issue price. Any such difference in tax characteristics could adversely affect the liquidity of the Preferred Stock.

     A redemption of the Preferred Stock by the Company for cash or Exchange Debentures would be treated, under Section 302 of the Internal Revenue Code of 1986, as amended (the "Code"), either as a sale or exchange or as a dividend. If the redemption is treated as a sale or exchange, a holder will recognize capital gain or loss equal to the difference between the amount of cash or issue price of the Exchange Debenture received and the holder's adjusted tax basis in the Preferred Stock exchanged. If the redemption is treated as a dividend, such holder (i) will not recognize any loss on the exchange, (ii) will recognize dividend income (rather than capital gain) in an amount equal to the amount of cash or the fair market value of the Exchange Debentures received without regard to the holder's adjusted tax basis in the shares of Preferred Stock surrendered in the exchange, to the extent of the proportionate share of the Company's current and accumulated earnings and profits and (iii) the holding period of Exchange Debentures received will begin on the day after the day on which the Exchange Debentures are acquired by the exchanging holder.

     An Exchange Debenture will be issued with original issue discount ("OID") for United States federal income tax purposes equal to the excess of its "stated redemption price at maturity" over its "issue price." Holders of Exchange Debentures should generally be aware that they must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield method. As a result, a holder will include OID in income in advance of the receipt of cash attributable to such income, but generally will not be required to include separately in income cash payments received on such Exchange Debentures, even if denominated as interest.

     For a discussion of these and other tax considerations, see "Certain United States Federal Income Tax Consequences."
We may not be Year 2000 Compliant.

     We utilize certain programs and operating systems in our organization, including applications used in sales, financial business systems and various administrative functions. To the extent that our software applications or the software applications of our suppliers contain source code that is unable to appropriately interpret the upcoming calendar year 2000 and beyond, some level of modification or replacement of such applications will be necessary. We do not expect year 2000 compliance costs to have any material adverse impact on the Company. We cannot assure, however, that all of the Company's systems or systems of its suppliers will be year 2000 compliant or that compliance costs or the impact of the Company's failure to achieve substantial year 2000 compliance will not have a material adverse effect on the Company.


  RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     For purposes of computing the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, earnings consist of earnings (loss) from continuing operations before income taxes, extraordinary items, the cumulative effect of accounting changes and fixed charges (interest expense, amortization of debt costs, an estimate of interest portion of rent expense and preferred stock dividends, adjusted to a pretax basis).

     The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the periods indicated:

                                                                                                                    26 weeks
                                                                         Year ended                                   ended
                                            -----------------------------------------------------------------  --------------------
                                               Dec. 26,       Dec. 25,     Dec. 30,    Dec. 29,     Dec. 28,    June 29,   June 28,
                                                 1994           1995         1996        1997         1998        1998       1999
                                            -------------- -------------- ----------  ---------- ------------  --------- ----------
Ratio of Earnings to Fixed Charges  . . .            --             --           --          --        --          1.1x       1.2x
Deficiency in Earnings to Cover Fixed
 Charges  . . . . . . . . . . . . . . . .      $(11,922)      $(39,417)    $(36,558)   $(20,154)   $( 9,277)        --         --
Ratio of Earnings to Fixed Charges &
 Preferred Stock Dividends  . . . . . . .            --             --           --          --        --         1.0x        1.0x
Deficiency in Earnings to Cover Fixed
 Charges and Preferred Stock Dividends  .      $(11,922)      $(39,417)    $(36,558)   $(20,154)   $(13,972)        --         --
</TABLE


                                      32


                                USE OF PROCEEDS

     The Notes and Preferred Stock being offered hereunder are being sold by the Selling Securityholders. We will not receive any proceeds from the sale of the Notes and Preferred Stock offered by this prospectus by the Selling
Securityholders.


                                CAPITALIZATION

     Our capitalization will not change as a result of a sale of the Notes and Preferred Stock by the Selling Securityholders. The following table sets forth the consolidated capitalization of the Company as of June 28, 1999. You should read the table in conjunction with the Consolidated Financial
Statements and notes thereto included elsewhere in, and incorporated by reference in, this Prospectus.


                                                                                                               June 28, 1999
                                                                                                       ---------------------------
                                                                                                          (dollars in thousands)
Short-term debt:
 Working capital facility   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           $        0
 Current portion of capitalized lease obligations   . . . . . . . . . . . . . . . . . . . . . . . . .                  939
 Current portion of other debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  520
                                                                                                                ----------
   Total short-term debt  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                1,459
Long-term debt:                                                                                                 ----------
 Capitalized lease obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                6,134
 Other debt   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  749
 Senior Secured Notes   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              158,600
                                                                                                                ----------
   Total long-term debt . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .              165,483
                                                                                                                ----------
Cumulative preferred stock, mandatorily redeemable  . . . . . . . . . . . . . . . . . . . . . . . . .               39,201
Common stockholders' equity:
                                                                                                                 (118,231)
   Common stockholders' deficit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           ----------
                                                                                                                $   87,912
   Total capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .           ==========

                            SELLING SECURITYHOLDERS

     The Selling Securityholders consist of (i)TCW Shared Opportunity Fund II, L.P., TCW Leveraged Income Trust, L.P., Brown University and TCW Shared Opportunity Fund IIB, LLC. (collectively, the "TCW Investors"), which collectively purchased more than 50% of the Units at the time of the Recapitalization, and (ii) certain funds and separate accounts for which an affiliate of TCW is the investment advisor. In connection with our Recapitalization, the Selling Securityholders purchased $30,083,000 aggregate principal amount of the Initial Notes and 18,000 of the Units, including 18,000 shares of Initial Preferred Stock. We subsequently exchanged the Initial Notes and the Initial Preferred Stock held by the Selling Securityholders for the Notes and Preferred Stock being offered by this Prospectus. One of the Selling Securityholders subsequently purchased $1,000,000 of additional Notes, which are also being offered by this Prospectus.

     At the time of our Recapitalization, we granted, for the benefit of the Selling Securityholders, among others, certain registration rights relating to the Notes and the Preferred Stock. Pursuant to the exercise of such registration rights, we are registering for resale Notes and Preferred Stock held by the Selling Securityholders. The Selling Securityholders may sell the Securities from time to time directly to purchasers or through agents in ordinary brokerage transactions, in negotiated transactions or otherwise, at prices that represent or relate to then prevailing market prices or are negotiated. The Selling Securityholders reserve the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Selling Securityholders may reject any offer in whole or in part. See "Plan of Distribution."

     The following tables set forth, as of April 2, 1999, the beneficial ownership of the Notes and the Preferred Stock of each of the Selling Securityholders, the aggregate principal amount of Notes and the number of shares of Preferred Stock being offered by each of the Selling Securityholders, and the aggregate principal amount of Notes and the number of shares of Preferred Stock to be owned by each Selling Securityholder after sale, if any. We were informed on August 10, 1999 that the Selling Securityholders no longer beneficially own any of the Notes.

                                                                     Principal Amount of
                                                                      Notes Beneficially                         Principal Amount
                                                                        Owned Prior to    Principal Amount of   Beneficially Owned
Name of Selling Securityholder of Notes                                    Offering          Notes Offered      after the Offering
-------------------------------------------------------------------  -------------------  -------------------  --------------------
AEGIS Insurance Services, Inc.  . . . . . . . . . . . . . . . . . .       $   250,000          $   250,000               $0
TCW Galileo High Yield Fund . . . . . . . . . . . . . . . . . . . .           750,000              750,000                0
TCW Galileo Core Fixed High Yield Fund  . . . . . . . . . . . . . .            50,000               50,000                0
Allstate Life Insurance Company-Custodial . . . . . . . . . . . . .         1,500,000            1,500,000                0
Aurora National Life Insurance Company  . . . . . . . . . . . . . .           500,000              500,000                0
TCW High Yield Fund . . . . . . . . . . . . . . . . . . . . . . . .           950,000              950,000                0
Westpoint Stevens Pension Trust . . . . . . . . . . . . . . . . . .           300,000              300,000                0
Raytheon Company  . . . . . . . . . . . . . . . . . . . . . . . . .           625,000              625,000                0
Colorado Fire/Police Pension Ass'n  . . . . . . . . . . . . . . . .           750,000              750,000                0
Crescent-Mach I L.P.  . . . . . . . . . . . . . . . . . . . . . . .         1,000,000            1,000,000                0
TCW High Yield L.P. . . . . . . . . . . . . . . . . . . . . . . . .         1,250,000            1,250,000                0
TCW/DW Income & Growth Fund . . . . . . . . . . . . . . . . . . . .           225,000              225,000                0
TCW Leveraged Income Trust, L.P.  . . . . . . . . . . . . . . . . .        12,000,000           12,000,000                0
Alexander Hamilton Life Insurance Company . . . . . . . . . . . . .         1,100,000            1,100,000                0
TCW Leveraged Income Trust II . . . . . . . . . . . . . . . . . . .         5,333,000            5,333,000                0
TCW Shared Opportunity Fund II, L.P.  . . . . . . . . . . . . . . .         2,500,000            2,500,000                0
Brown University  . . . . . . . . . . . . . . . . . . . . . . . . .         1,000,000            1,000,000                0
TCW GEM4, Ltd.                                                             1,000,000            1,000,000                 0
                                                                          -----------          -----------               --
        Total   . . . . . . . . . . . . . . . . . . . . . . . . . .       $31,083,000          $31,083,000               $0

                                           Shares
                                        Beneficially                 Shares
                                         Owned Prior              Beneficially
Name of Selling Securityholder of          to the       Shares     Owned After
Preferred Stock                           Offering   Offered<F1>  the Offering
---------------------------------------  ----------- -----------  ------------
TCW Leveraged Income Trust, L.P.  . . .    11,204       11,204         0
TCW Shared Opportunity Fund II, L.P.  .     5,602        5,602         0
TCW Shared Opportunity Fund IIB, L.L.C.     2,241        2,241         0
Brown University  . . . . . . . . . . .     1,120        1,120         0
                                           ------       ------         -
        Total   . . . . . . . . . . . .    20,167       20,167         0

<F1> Plus shares issued from time to time as dividends on the Preferred
     Stock.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of our common stock (as if the Warrants and any other outstanding warrants were exercised), as of April 2, 1999, by (i) each of our directors, (ii) the Chief Executive Officer and certain other of our highly compensated executive officers, (iii) all executive officers and directors as a group and (iv) each person believed by us to own beneficially more than 5% of our outstanding common stock. Pursuant to the Voting Trust Agreement, Anwar S. Soliman controls Holdings and, accordingly, together with his direct ownership of Common Stock and the New Voting Trust Agreement (as described below), effectively controls the voting of all (without giving effect to the exercise of Warrants and any other outstanding warrants) the outstanding Common Stock, subject to the terms of the Securityholders Agreement. See "--Securityholders Agreement" and "Risk Factors-- Ownership and Control is Held By a Limited Number of Members of Senior Management and Selling Securityholders."

                                              Amount and Nature of          Percent of               Percent of
Name and Address                              Beneficial Ownership      Outstanding Class        Diluted Class<F1>
------------------------------------------  ------------------------ ------------------------ ------------------------

Anwar S. Soliman                                     19,990<F2>                 15.6%                    8.6%
Roberts Family Limited Partnership                    9,702                     7.6                      4.2
William J. McCaffrey, Jr.                             2,426                     1.9                      1.0
Wilfred H. Partridge                                  2,426                     1.9                      1.0

Patrick J. Kelvie                                       387                     0.3                      0.2
Ken A. Di Lillo                                          --                     --                        --
Robert D. Beyer <F3>                                     --                     --                        --
George G. Golleher <F4>                                  --                     --                        --
M. Brent Stevens <F5>                                    --                     --                        --
American Restaurant Group Holdings,
 Inc. <F6>                                           93,150                    72.7                     40.0
All directors and officers of the Company
 as a group (8 persons)                              34,931                    27.3                     15.0
TCW Investors <F7>                                   55,558<F8>                  --                     23.9
____________________

<F1>   Gives effect to the exercise of all outstanding warrants.
<F2>   Does not include shares of the Common Stock which Mr. Soliman is deemed to be the owner of pursuant to the New Voting Trust Agreement.
<F3>   Does not include shares deemed to be beneficially owned by the TCW
       Investors. Robert D. Beyer is a Group Managing Director of TCW, of which TCW Group (see footnote 8) and the TCW Investors are affiliates. Mr. Beyer shares investment power for the following TCW Investors: TCW Shared Opportunity Fund II L.P., TCW Leveraged Income Trust, L.P. and TCW Shared Opportunity Fund IIB, LLC. See footnote 7.
<F4>   George G. Golleher was elected Director of the Company, as nominee of the TCW Investors. See "--Securityholders Agreement."
<F5>   Does not include shares deemed to be beneficially owned by Jeffries &
       Co.
<F6>   Anwar S. Soliman owns 228,577 shares of Holdings common stock, representing 46.4% of the outstanding common stock of Holdings. In addition, Mr. Soliman is deemed to be the owner, pursuant to the Voting Trust Agreement, of an additional 175,963 shares of Holdings common stock. See "Risk Factors-- Ownership and Control is Held By a Limited Number of Members of Senior Management and Selling Securityholders."
<F7>   TCW Shared Opportunity Fund II, L.P., TCW Leveraged Income Trust,
       L.P., Brown University and TCW Shared Opportunity Fund IIB, LLC.
<F8>   Represents warrants which are immediately exercisable at a nominal price per share. Includes warrants beneficially owned by the TCW Investors and of which TCW and certain affiliates which control voting and investment power in their capacity as general partner, investment manager or manager of the TCW Investors (the "TCW Group"), disclaims beneficial ownership.

Securityholders Agreement

     In connection with the Recapitalization, each of Holdings, certain management stockholders, Jefferies & Company, Inc., the TCW Investors and TCW entered into the Securityholders Agreement. The Securityholders Agreement provides that the parties will agree to vote all of their shares of the Company's equity securities so that the composition of the Company's board of directors consists of five members, two of whom will be management nominees, two of whom will be nominees of the TCW Investors and one of whom (the "Remaining Director") will be an independent director designated by the Initial Purchaser; provided that after the date that is 45 days after the date upon which underwritten primary public offerings of common stock of the Company pursuant to effective registration statements under the Act have resulted in 35% of the Company's common stock (measured on a fully diluted basis after giving effect to such offerings) being sold to the public and in the Company's common stock being listed for trading on any of the New York Stock Exchange, the NASDAQ National Market or the American Stock Exchange (the "Public Company Date"), the TCW Investors and management will mutually choose the Remaining Director and the Initial Purchaser will no longer have any right to designate a director. The Securityholders Agreement does not limit the rights of the holders of the Preferred Stock under the Certificate of Designation to elect additional directors to serve on the Company's board of directors in certain circumstances.

     The Securityholders Agreement also provides that (i) in certain circumstances when Holdings sells or transfers any of its shares of Company equity securities, directly or indirectly, the TCW Investors have the option to include a portion of its Company equity securities in such sale or transfer on the same terms as Holdings' sale or transfer, (ii) the TCW Investors have a right of first refusal with respect to any sale of equity securities by the Company or Holdings to purchase the equity securities being sold; and (iii) the TCW Investors have the nontransferable right to approve certain major corporate transactions concerning the Company, including mergers and consolidations, sales of any capital stock of the Company's subsidiaries, a sale of a material amount of the assets and properties of the Company, transactions with affiliates and amendments to the Company's certificate of incorporation and bylaws. In addition, the Securityholders Agreement provides that certain of the TCW Investors' purchasers will receive payments from the Company with respect to withholding obligations as a result of their ownership of the Preferred Stock, which amount shall not exceed $125,000 per year. None of the rights under the Securityholders Agreement are transferable by the TCW Investors.

New Voting Trust Agreement and Other Agreements

     All of our management stockholders have entered into the New Voting Trust Agreement in accordance with which Anwar S. Soliman, Chairman and Chief Executive Officer of the Company and Holdings, exercises, as voting trustee, all voting and substantially all other rights to which such stockholders would otherwise be entitled with respect to shares of our common stock until the earlier of August 15, 2005 or the earlier termination of the Voting Trust

Agreement. See "Risk Factors--Ownership and Control is Held By a Limited Number of Members of Senior Management and Selling Securityholders." Each of the management stockholders is also party to a subscription agreement with Holdings which provides such stockholder certain rights with respect to shares of Holdings common stock held by such stockholder.

                           DESCRIPTION OF THE NOTES

General

     The Notes were issued pursuant to the indenture (the "Indenture") among American Restaurant Group, Inc. (the "Company"), the Guarantors and U.S. Trust Company of California, N.A. as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The following summary of certain provisions of the Indenture, the Collateral Documents (as defined) does not purport to be complete and is qualified by reference to the Indenture and the Collateral Documents including the definitions therein of certain terms used below. Copies of the forms of the Indenture and the Collateral Documents are available from the Company upon request. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

     The Notes are senior secured obligations of the Company and rank senior in right of payment to all subordinated Indebtedness of the Company and pari passu in right of payment with all senior Indebtedness.

     The Notes are issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

Principal, Maturity and Interest

     The Notes are limited in aggregate principal amount to $158,600,000 and will mature on February 15, 2003. Interest on the Notes is payable semi-annually on February 15 and August 15 of each year to holders of record on the immediately preceding February 1 and August 1, respectively. The Notes bear interest at 11 1/2% per annum. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes are payable both as to principal and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, such office or agency will be the office of the Trustee maintained for such purpose. If a payment date is a Legal Holiday, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period.

Redemption

     The Notes are not redeemable at the Company's option prior to February 15, 2001. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable date of redemption, if redeemed during the 12-month period beginning on February 15 of the years indicated below:

                 Year                     Percentage
                 ----                     ----------

                 2001                     105.75%
                 2002 and thereafter      100.00%

     Notwithstanding the foregoing, at any time or from time to time prior to February 15, 2000, the Company may, at its option, redeem up to one third of the original aggregate principal amount of the Notes, at a redemption price of 111.5% of the principal amount thereof, plus accrued and unpaid interest, if any, through the date of redemption, with the net cash proceeds of one or more Qualified Equity Offerings; provided, that (a) such redemption shall occur within 60 days of the date of closing of such offering and (b) at least two thirds of the aggregate original principal amount of Notes remains outstanding immediately after giving effect to each such redemption.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee deems to be fair and appropriate, provided, that Notes of $1,000 or less may not be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the date of redemption, interest will cease to accrue on Notes or portions thereof called for redemption.

     The Notes are not entitled to any mandatory redemption or sinking fund.

Guarantors

     The repayment of the Notes is fully and unconditionally and irrevocably guaranteed, on a senior secured basis, by all Restricted Subsidiaries of the Company (the "Guarantors"), jointly and severally. The Indenture provides that as long as any Notes remain outstanding, any future Restricted Subsidiary will enter into a similar Guarantee.

     The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or


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

fraudulent transfer under federal or state law or render a Guarantor insolvent. See "Risk Factors--Fraudulent Transfer Considerations."

Collateral

     Subject to certain exceptions, the Notes and the Guarantees are secured, subject to the terms of the Intercreditor Agreement, by a first priority security interest in the Collateral. The Notes are not secured by any other property. See "Risk Factors--The Collateral Securing the Notes May Be Insufficient or Unavailable in the Event of a Default."

     So long as no Event of Default has occurred and is continuing, and subject to certain terms and conditions in the Indenture and the Collateral Documents, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Capital Stock of any Subsidiary pledged by it, and to exercise any voting, other consensual rights and other rights pertaining to such Collateral pledged by it. Upon the occurrence and during the continuance of an Event of Default, (i) all rights of the Company to exercise such voting, other consensual rights or other rights will cease upon notice from the Collateral Agent pursuant to the Intercreditor Agreement, and all such rights will become vested in the Collateral Agent, which to the extent permitted by law, will have the sole right to exercise such voting, other consensual rights or other rights; and
(ii) all rights of the Company to receive cash dividends, interest and other payments made upon or with respect to the pledged Collateral will, upon notice from the Collateral Agent, cease and such cash dividends, interest and other payments will be paid to the Collateral Agent. All funds distributed under the Collateral Documents and received by the Collateral Agent for the benefit of the holders of the Notes will be retained and/or distributed by the Collateral Agent in accordance with the provisions of the Indenture and the Intercreditor Agreement.

     If the Notes become due and payable prior to the final stated maturity thereof for any reason or are not paid in full at the final stated maturity thereof, and after any applicable grace period has expired, the Collateral Agent has the right to foreclose upon such Collateral, subject to the Intercreditor Agreement. Under the terms of the Collateral Documents and the Intercreditor Agreement, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to foreclose on the Collateral following an Event of Default. The Collateral Agent will be directed by the agent under the Credit Facility, and not the Trustee under the Indenture, unless amounts due under the Credit Facility have been paid in full or 180 days have elapsed from the occurrence of an Event of Default under the Indenture. Holders of the Notes may not enforce the Collateral Documents. Proceeds from the sale of Collateral will first be applied to repay Indebtedness outstanding under the Credit Facility, if any, and thereafter will be paid to the Trustee. The proceeds received by the Trustee will be applied by the Trustee first to pay the expenses of any foreclosure and fees and other amounts then payable to the Trustee under the Indenture and, thereafter, to pay all amounts owing to the holders under the Indenture

(with any remaining proceeds to be payable to the Company or as may otherwise be required by law).

     In the event of foreclosure on the Collateral, the proceeds from the sale of the Collateral may not be sufficient to satisfy the Company's Obligations under the Notes and the Credit Facility in full. The amount to be received upon such a sale would be dependent upon numerous factors including the timing and the manner of the sale. In addition, the book value of the Collateral should not be relied upon as a measure of realizable value. By its nature, the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time. A significant portion of the Collateral, including the real property portion thereof, includes tangible and intangible assets which may only be usable as part of the existing operating businesses. Accordingly, any such sale of the Collateral, including the real property portion thereof, separate from the sale of certain of the Company's divisions as a whole, may not be feasible or of any value. To the extent that third parties (including the lenders under the Credit Facility) enjoy Permitted Liens (as defined), such third parties may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral. In addition, the ability of the Holders to realize upon any of the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See "Risk Factors-- The Collateral Securing the Notes May Be Insufficient or Unavailable in the Event of a Default."

     Upon the full and final payment and performance of all Obligations of the Company under the Indenture and the Notes (or defeasance of such Obligations), and all obligations under the Credit Facility, the Collateral Documents will terminate and the pledged Collateral will be released. In addition, subject to the Intercreditor Agreement, in the event that the pledged Collateral is sold, the Collateral Agent will release simultaneously with such sale the Liens in favor of the Collateral Agent in the assets sold.

Repurchase Upon Change of Control

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all the Notes then outstanding (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company must mail or cause to be mailed a notice to the Trustee and each holder stating, among other things (i) that the Change of Control Offer is being made pursuant to this provision and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"); (iii) that any Note not tendered will continue to accrue interest; (iv) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date; (v) that any holder


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

electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the paying agent with respect to the Notes (the "Paying Agent") at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (vi) that any holder will be entitled to withdraw such election if the Paying Agent receives, not later than the close of business on the second business day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and (vii) that a holder whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     The Company will comply with the requirements of Rule 14E under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment the Notes or portions thereof tendered pursuant to the Change of Control Offer; (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and not withdrawn; and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer's Certificate stating that the Notes or portions thereof tendered to the Company are accepted for payment. The Paying Agent will promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee will authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any, provided, that each such new Note will be in principal amount of $1,000 or an integral multiple thereof. The Company will announce the result of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

     There can be no assurance that sufficient funds will be available at the time of any Change of Control Offer to make required repurchases.

     "Change of Control" means (i) the transfer (in one transaction or a series of transactions) of all or substantially all of the Company's assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than to one or more Existing Holders; (ii) the liquidation or dissolution of the Company or the adoption of a plan by the stockholders of the Company relating to the dissolution or liquidation of the Company; (iii) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), except for one or more Existing Holders, of beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the total outstanding Voting Stock of the Company; or (iv) during any period of two consecutive years, Continuing Directors cease for any reason to constitute a majority of the Board of Directors of the Company, as the case may be, then still in office.

     "Continuing Directors" means (i) individuals who at the beginning of such period were directors of the Company; (ii) any TCW Director and
(iii) any director whose election by the Board of Directors of the Company or whose nomination for election by the stockholders of the Company was approved by a majority of the Continuing Directors then still in office.

     "Existing Holders" shall mean the holders of the common stock of the Company on the Issue Date, TCW or any of their affiliates.

Certain Covenants

     Limitation on Restricted Payments. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly
(i) declare or pay any dividend or make any distribution on account of any Equity Interests of the Company or any of its Restricted Subsidiaries (other than (A) dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or (B) dividends or distributions payable to the Company or any Restricted Subsidiary or (C) if the Subsidiary making such a dividend or distribution is not a Wholly Owned Subsidiary, dividends to its shareholders on a pro rata basis); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interest of the Company, any Subsidiary or any other Affiliate of the Company (other than any such Equity Interest owned by the Company or any Wholly Owned Subsidiary); (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Company or any Guarantor that is subordinated in right of payment to the Notes or such Guarantor's Guarantee thereof, as the case may be; (iv) make any Restricted Investment; or (v) make any payment or transfer any assets to, or on behalf of, Holdings or any of its Affiliates (all such payments and other actions set forth in clauses
(i) through (v) above being collectively referred to as "Restricted Payments") unless, at the time of such Restricted Payment:

        (a) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof;

        (b) immediately after giving effect thereto on a pro forma basis, the Company could incur at least $1.00 of additional Indebtedness under the Interest Coverage Ratio test set forth in the covenant described under "Limitation on Incurrence of Indebtedness"; and

        (c) such Restricted Payment (the value of any such payment, if other than cash, being determined in good faith by the Board of Directors and evidenced by a resolution set forth in an Officers' Certificate delivered to the Trustee), together with the aggregate of all other Restricted Payments made after the date of the Indenture (including Restricted Payments permitted by clauses (i), (v) (to the extent made in cash) and (vi) of the next following paragraph and excluding Restricted Payments permitted by the other clauses therein) is less than the sum of
     (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first quarter commencing immediately after the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of Equity Interests of the Company (other than Disqualified Stock) after the Issue Date and on or prior to the time of such Restricted Payment, plus (3) 100% of the aggregate net cash proceeds (or of the net cash proceeds received upon the conversion of non-cash proceeds into cash) received by the Company from the issuance or sale, other than to a Subsidiary, of any convertible or exchangeable debt security of the Company that has been converted or exchanged into Equity Interests of the Company (other than Disqualified Stock) pursuant to the terms thereof after the Issue Date and on or prior to the time of such Restricted Payment (including any additional net cash proceeds not included in clause (2) above received by the Company upon such conversion or exchange). The aggregate amount of each Investment constituting a Restricted Payment since the date of the Indenture shall be reduced by the aggregate after-tax amount of all payments made to the Company and its Restricted Subsidiaries with respect to such Investments; provided, that (a) the maximum amount of such payments shall not exceed the original amount of such Investment and (b) such payments shall also be excluded from the calculations contemplated by clauses (c)(1) through (3) above.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would not have been prohibited by the provisions of the Indenture; (ii) the redemption, purchase, retirement or other acquisition of any Equity Interests of the Company or Indebtedness of the Company or any Restricted Subsidiary solely in exchange for Equity Interests of the Company (other than Disqualified Stock); (iii) the redemption, repurchase or payoff of any Indebtedness with proceeds of any Refinancing Indebtedness permitted to be incurred pursuant to the provision described under "--Limitation on Incurrence of Indebtedness"; (iv) payments by the Company to Holdings in respect of Permitted Tax Payments to Holdings;
(v) the redemption of the Preferred Stock with the proceeds of a Qualified Equity Offering; (vi) Permitted Affiliate Transactions; (vii) Preferred Stock Repurchases; (viii) the TCW Tax Payments, (ix) payments of dividends on

Disqualified Stock issued in accordance with the Interest Coverage Ratio test or (x) other Restricted Payments in an aggregate amount not to exceed
$2.0 million.

     Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the Company's latest available financial statements.

     Limitation on Incurrence of Indebtedness. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (1) create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to, contingently or otherwise (collectively, "incur"), any Indebtedness (including Acquired Debt) or
(2) issue any Disqualified Stock; provided, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock, any Guarantor may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Restricted Subsidiary may incur Acquired Debt, in each case if (x) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a pro forma basis to such incurrence or issuance, and (y) the Interest Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least equal to 2:1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness (including Acquired Debt) had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The foregoing limitations will not prohibit the incurrence of:

        (a) Indebtedness under the Credit Facility, provided, that the aggregate principal amount of Indebtedness so incurred on any date, together with all other Indebtedness incurred pursuant to this clause
     (a) and outstanding on such date, shall not exceed $20 million;

        (b) performance bonds, appeal bonds, surety bonds, insurance obligations or bonds and other similar bonds or obligations incurred in the ordinary course of business;

        (c) obligations incurred to fix the interest rate on any variable rate Indebtedness otherwise permitted by the Indenture (collectively, "Hedging Obligations");

        (d) Indebtedness owed by (i) a Restricted Subsidiary to the Company or to a Wholly Owned Subsidiary; or (ii) the Company to a Wholly Owned Subsidiary;

        (e) Indebtedness outstanding on the Issue Date, including the Notes and the Guarantees;

        (f) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within three business days of incurrence;

        (g) Indebtedness represented by Guarantees by the Company of Indebtedness otherwise permitted to be Incurred pursuant to this covenant and Indebtedness represented by Guarantees by a Restricted Subsidiary of Indebtedness of the Company or of another Restricted Subsidiary otherwise permitted to be Incurred pursuant to this covenant;

        (h) obligations with respect to customary provisions regarding post-closing purchase price adjustments and indemnification in agreements for the purchase or sale of a business or assets otherwise permitted by the Indenture;

        (i) other Indebtedness in an aggregate principal amount at any one time outstanding not to exceed $5.0 million; and

        (j) Indebtedness issued in exchange for, or the proceeds of which are contemporaneously used to extend, refinance, renew, replace, or refund (collectively, "Refinance") Indebtedness referred to in clauses (a) or (e) above or this clause (j) or Indebtedness incurred pursuant to the Interest Coverage Ratio test set forth in the immediately preceding paragraph ("Refinancing Indebtedness"); provided, that (1) the principal amount of such Refinancing Indebtedness does not exceed the principal amount of Indebtedness so Refinanced (plus the premiums required to be paid, and the out-of-pocket expenses (other than those payable to an Affiliate of the Company) reasonably incurred, in connection therewith),
     (2) the Refinancing Indebtedness has a final scheduled maturity that exceeds the final stated maturity, and a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity, of the Indebtedness being Refinanced and (3) the Refinancing Indebtedness ranks, in right of payment, no more favorable to the Notes as the Indebtedness being Refinanced.

     Limitation on Asset Sales. The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets subject to such Asset Sale; (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee of the Notes) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Restricted Subsidiaries with respect to such liabilities); and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof, at the Company's election, are

(a) invested in assets related to the business of the Company or its Restricted Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the Credit Facility or (c) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase Notes as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a) or clause (b) above is less than $5.0 million, the Company will not be required to make an offer pursuant to clause (c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such Net Proceeds, the Company or any Restricted Subsidiary may temporarily reduce Indebtedness under the Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

     For the purposes of this covenant, the following are deemed to be cash:
(y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash and (z) assets related to the business of the Company or its Restricted Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and
(iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.

     The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) and (b) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company will offer to purchase Notes having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 30 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Notes tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

     Each Excess Proceeds Offer will remain open for a period of 20 business days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company will purchase and mail or deliver payment for the Purchase Amount for the Notes or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all

Notes tendered pursuant to the Excess Proceeds Offer. The principal amount of Notes to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Notes acquired by the Company through purchase or redemption (other than pursuant to a Change of Control Offer) subsequent to the date of the Asset Sale and surrendered to the Trustee for cancellation.

     Each Excess Proceeds Offer will be conducted in compliance with applicable regulations under the federal securities laws, including Exchange Act Rule 14e-1. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

     There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

     Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset (including, without limitation, all real, tangible or intangible property) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, or on any income or profits therefrom, or assign or convey any right to receive income therefrom, securing any obligation, except (i) Liens in favor of the Collateral Agent securing the Notes and Indebtedness permitted to be incurred under the Credit Facility; (ii) Purchase Money Liens; and (iii) Permitted Liens.

     Limitation on Restrictions on Subsidiary Dividends. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary
(a) to (1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on such Restricted Subsidiary's Capital Stock or (B) with respect to any other interest or participation in, or measured by, such Restricted Subsidiary's profits or (2) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, or
(b) make loans or advances to the Company or any of its Restricted Subsidiaries, or (c) transfer any of its assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) agreements existing on the Issue Date and the Credit Facility, as in effect on the Closing Date, or any refinancings, amendments, modifications or supplements thereof containing dividend and other payment restrictions that are not materially more restrictive than those contained in agreements existing on the Issue Date and the Credit Facility on the Closing Date; (ii) the Indenture, the Security Documents and the Notes; (iii) applicable law; (iv) restrictions with respect to a Subsidiary that was not a Subsidiary on the Closing Date in existence at the time such Person becomes a Subsidiary (but not created as a result of or in anticipation of such Person becoming a Subsidiary); provided, that such restrictions are not applicable to any other Person or the properties or assets of any other Person; (v) customary nonassignment and net worth provisions of any contract or lease entered into in the ordinary course of business; (vi) customary restrictions on the transfer of assets subject to a Lien permitted under the Indenture imposed by the holder of such Lien;
(vii) restrictions imposed by any agreement to sell assets or Capital Stock to any Person pending the closing of such sale; and (viii) permitted Refinancing Indebtedness (including Indebtedness Refinancing Acquired Debt), provided, that such restrictions contained in any agreement governing such Refinancing Indebtedness are not materially more restrictive than those contained in any agreements governing the Indebtedness being Refinanced.

     Merger, Consolidation or Sale of Assets. The Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries) in one or more related transactions to, any other Person unless (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia, (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made assumes all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes, the Indenture, the Collateral Agreements and the Registration Rights Agreement; (iii) immediately after such transaction, no Default or Event of Default exists; and (iv) the Company, or any Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made, (A) has a Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) not less than 100% of the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will be permitted, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, to incur at least $1.00 of additional Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "Incurrence of Indebtedness."

     In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Indenture, the Notes, the Collateral Agreements and the Registration Rights Agreement.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its


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

properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction at such time on an arms-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary; (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view, issued by an investment banking firm of national standing; and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described above under "Limitations on Restricted Payments."

     Line of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any type of business other than the type of business conducted or proposed to be conducted by the Company and the Restricted Subsidiaries on the Closing Date and businesses reasonably related thereto.

     Restrictions on Sale and Issuance of Subsidiary Stock. The Company shall not sell, and shall not permit any of its Restricted Subsidiaries to issue or sell, any shares of Capital Stock of any Restricted Subsidiary to any Person other than the Company or a Wholly Owned Subsidiary, other than directors' qualifying shares; provided, however, that this provision shall not prohibit the sale of all of the Capital Stock of any Restricted Subsidiary owned by the Company and its Restricted Subsidiaries if the Net Proceeds from such sale or issuance are used in accordance with the terms of the covenant described under "--Limitation on Asset Sales.

     Guarantors. The Indenture will provide that so long as any Notes remain outstanding, any Restricted Subsidiary (other than a foreign Restricted Subsidiary, if any) shall (a) execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on terms set forth in the Indenture, (b) execute a Security Agreement and other Security Documents necessary or reasonably requested by the Trustee to grant the Trustee a valid, enforceable, perfected Lien on the Collateral described therein, and (c) deliver to the Trustee an opinion of counsel that such


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

supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

     If all of the Capital Stock of any Guarantor is sold to a Person (other than the Company or any of its Restricted Subsidiaries) and the Net Proceeds from such Asset Sale are used in accordance with the terms of the covenants described under "--Limitation on Asset Sales," then such Guarantor will be released and discharged from all of its obligations under its Guarantee of the Notes and the Indenture.

     The obligations of each Guarantor will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections or payments made by or on behalf of any other Guarantor in respect of the obligations of such other guarantor under its Guarantee of the Notes, result in the obligations of such Guarantor under its Guarantee of the Notes not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

     Reports. Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee, and deliver or cause to be delivered to the holders of Notes
(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time a registration statement with respect to the Notes is declared effective by the Commission, the Company will file such information with the Commission, provided that the Commission will accept such filing.

Events of Default and Remedies

     Each of the following will constitute an Event of Default under the Indenture (i) default for 30 days in the payment when due of interest on the Notes; (ii) default in payment of principal (or premium, if any) on the Notes when due at maturity, redemption, by acceleration or otherwise; (iii) default in the performance or breach of the provisions of "Repurchase Upon Change of Control," "Limitation on Asset Sales," and "--Merger, Consolidation or Sale of Assets"; (iv) default in the performance or breach of the provisions of "Limitation on Restricted Payments" and "Limitation on Incurrence of Indebtedness," and the continuance of such default for a period of 30 days;
(v) failure by the Company or any Guarantor for 30 days after notice to comply with certain other agreements in the Indenture or the Notes;
(vi) default under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or

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

any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Indenture, if (a) either (1) such default results from the failure to pay principal on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $2.5 million in the aggregate; (vii) failure by the Company or any Restricted Subsidiary to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.5 million which judgments are not discharged, bonded or stayed within 60 days after their entry; (viii) breach by the Company or any Guarantor of any provision of the Collateral Agreements to which it is a party after giving effect to applicable cure periods and notice provisions; (ix) written assertion by the Company or any of the Guarantors of the unenforceability of its obligations under the Indenture, the Collateral Documents, the Notes or the Guarantee to which it is a party; and (x) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare by written notice to the Company and the Trustee all of the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power.

     The holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and the Trustee, may on behalf of the holders of all of the Notes (i) waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Note affected; and/or (ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

     The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.



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No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator, stockholder or controlling person of the Company or any Guarantor, as such, will have any liability for any obligations of the Company or any Guarantor under the Notes, the Indenture or the Registration Rights Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.
Defeasance and Discharge of the Indenture and the Notes

     The Indenture provides that the Company (i) will be discharged from any and all obligations in respect of the Notes, other than the obligation to duly and punctually pay the principal of, and premium, if any, and interest on, the Notes in accordance with the terms of the Notes and the Indenture or
(ii) will be released from compliance with the restrictive covenants and certain Events of Default, upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the due dates thereof on the Notes. Such trust may only be established if, among other things (i) the Company has delivered to the Trustee an opinion of independent counsel to the effect that the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; and (iii) certain customary conditions precedent are satisfied.

     The Company may satisfy and discharge its Obligations under the Indenture to holders of the Notes by delivering to the Trustee for cancellation all outstanding Notes or by depositing with the Trustee or the Paying Agent, if applicable, after the Notes have become due and payable, cash sufficient to pay all amounts due under all of the outstanding Notes and paying all other sums payable under the Indenture by the Company. If the Company has so deposited such cash, the Guarantors will be discharged from their Obligations under their Guarantees of the Notes and the Indenture.

Transfer and Exchange

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Exchange Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a


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selection of Notes to be redeemed. The registered holder of an Exchange Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the two succeeding paragraphs, the Indenture and the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes) and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes)
(i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of, or the premium on, or change the fixed maturity of any Exchange Note, alter the provisions with respect to the redemption of the Notes in a manner adverse to the holders of the Notes, or alter the price at which repurchases of the Notes may be made pursuant to an Excess Proceeds Offer or Change of Control Offer;
(iii) reduce the rate of or change the time for payment of interest on any Exchange Note; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes; (v) make any Exchange Note payable in money other than that stated in the Notes; (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes; (vii) waive a redemption payment with respect to any Exchange Note; (viii) adversely affect the contractual ranking of the Notes or Guarantees of the Notes; or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of the holders of Notes, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of the Notes or any Guarantor's obligation under its Guarantee of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to release any Guarantee of the Notes permitted to be released under the terms of the Indenture, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in


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

certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, that if the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Any person who receives this Prospectus may obtain a copy of the Indenture without charge by writing to the Company at 450 Newport Center Drive, 6th Floor, Newport Beach, California 92660.

Certain Definitions

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means Indebtedness of a Person existing at the time such Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary, other than Indebtedness incurred in connection with, or in contemplation of, such Person merging with or into the Company or a Restricted Subsidiary or becoming a Restricted Subsidiary; provided, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into the Company or a Restricted Subsidiary or becomes a Restricted Subsidiary shall not be Acquired Debt.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean (i) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; (ii) in the case of a corporation, beneficial ownership of 10% or more of any class of Capital Stock of such Person; and (iii) in the case of


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

an individual (A) members of such Person's immediate family (as defined in Instruction 2 of Item 404(a) of Regulation S-K under the Securities Act) and
(B) trusts, any trustee or beneficiaries of which are such Person or members of such Person's immediate family. Notwithstanding the foregoing, neither the Initial Purchaser nor any of its Affiliates will be deemed to be Affiliates of the Company.

     "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock or a Restricted Subsidiary (other than directors' qualifying shares), property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of business, (iv) for purposes of the "Limitation on Asset Sales" covenant only, a disposition that constitutes a Restricted Payment permitted by the "Limitation on Restricted Payments" covenant, (v) the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under the covenant "Merger, Consolidation or Sale of Assets",
(vi) the grant of Liens permitted by the covenant "Limitation on Liens" and
(vii) sales of obsolete or worn-out equipment.

     "Capital Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP, and the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

     "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; and (ii) with respect to any other Person, any and all partnership or other equity interests of such Person.

     "Cash Equivalents" means (i) securities issued by the United States of America or any agency or instrumentality thereof; (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 and commercial paper issued by others rated at least A-1 or the equivalent thereof by Standard & Poor's Corporation or at least P-1 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition; and
(iii) investments in money market funds substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

     "Closing Date" or "Issue Date" means February 25, 1998.



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     "Consolidated EBITDA" means, with respect to any Person (the referent
Person) for any period, consolidated operating profit of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such operating profit
(loss) of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, impairment charges, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that the operating profit (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person.

     "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense (net of interest income) of such Person and its subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, noncash interest payments, and the interest component of Capital Lease Obligations but excluding amortization of deferred financing costs), to the extent such expense was deducted in computing Consolidated Net Income of such Person for such period, and (ii) dividend requirements of such Person and its consolidated subsidiaries (whether in cash or otherwise (except dividends payable solely in shares of Qualified Capital Stock)) with respect to preferred stock paid, accrued, or scheduled to be paid or accrued during such period, in each case to the extent attributable to such period and excluding items eliminated in consolidation. For purposes of clause (ii) above, dividend requirements shall be increased to an amount representing the pre-tax earnings that would be required to cover such dividend requirements; accordingly, the increased amount shall be equal to a fraction, the numerator or which is such dividend requirements and the denominator of which is 1 minus the applicable actual combined effective federal, state, local, and foreign income tax rate of such Person and its subsidiaries (expressed as a decimal), on a consolidated basis, for the fiscal year immediately preceding the date of the transaction giving rise to the need to calculate Consolidated Interest Expense.

     "Consolidated Net Income" means, with respect to any Person (the referent Person) for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included in calculating the referent Person's Consolidated Net Income only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person; (ii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and (iii) the Net Income of any Subsidiary will be excluded, to the extent that declarations of dividends or similar distributions by that Subsidiary of such Net Income are not at the


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time permitted, directly or indirectly, by operation of the terms of its organization documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its owners.

     "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries; (ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of such person subsequent to the Closing Date; and (iii) all Investments in persons that are not consolidated Restricted Subsidiaries.

     "Credit Facility" means the Credit Facility, entered into on February 25, 1998 between the Company, certain of its subsidiaries and the agent for the lender named therein as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time; and
(ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with such amendment, modification, renewal, refunding, replacement or refinancing.

     "Default" means any event that is, or after notice or the passage of time or both would be, an Event of Default.

     "Disqualified Stock" means any Equity Interests that either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity.

     "Equity Interests" means Capital Stock or warrants. options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, and in the rules and regulations of the Commission, that are in effect on the Issue Date.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and



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reimbursement agreements in respect thereof), of all or any part of any
Indebtedness.

     "Indebtedness" of any Person means (without duplication) (1) all liabilities and obligations, contingent or otherwise, of such Person (a) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof),
(b) evidenced by bonds, debentures, notes or other similar instruments,
(c) representing the deferred purchase price of property or services (other than trade payables and other liabilities incurred in the ordinary course of business which are not more than 90 days past due), (d) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) as lessee under capitalized leases, (f) under bankers' acceptance and letter of credit facilities, (g) to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock, or (h) in respect of Hedging Obligations, (2) all liabilities and obligations of others of the type described in clause (1), above, that are Guaranteed by such Person, and (3) all liabilities and obligations of others of the type described in clause (1), above, that are secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person; provided, that the amount of such Indebtedness shall (to the extent such Person has not assumed or become liable for the payment of such Indebtedness in full) be the lesser of (x) the fair market value of such property at the time of determination and (y) the amount of such Indebtedness. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date.

     "Interest Coverage Ratio" means, for any period the ratio of
(i) Consolidated EBITDA of the Company for such period, to (ii) Consolidated Interest Expense of the Company for such period. In calculating the Interest Coverage Ratio for any period, pro forma effect shall be given to (a) the incurrence, assumption, guarantee, repayment, repurchase, redemption or retirement by the Company or any of its Subsidiaries of any Indebtedness subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation is being made, as if the same had occurred at the beginning of the applicable period; and (b) the occurrence of any Asset Sale during such period by reducing Consolidated EBITDA for such period by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets sold and by reducing Consolidated Interest Expense by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness assumed by third parties or repaid with the proceeds of such Asset Sale, in each case as if the same had occurred at the beginning of the applicable period. For purposes of making the computation referred to above,


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acquisitions that have been made by the Company or any of its Restricted
Subsidiaries, subsequent to the commencement of such period but on or prior to the date on which the event for which the calculation is being made shall be given effect on a pro forma basis, assuming that all such acquisitions had occurred on the first day of such period in a manner consistent with the calculations described in "Unaudited Selected Consolidated Pro Forma Condensed Financial Data" contained elsewhere in this Prospectus. Without limiting the foregoing, the financial information of the Company with respect to any portion of such four fiscal quarters that falls before the Closing Date shall be adjusted to give pro forma effect to the issuance of the Notes and the application of the proceeds therefrom as if they had occurred at the beginning of such four fiscal quarters.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of loans, Guarantees, advances or capital contributions (excluding (i) commission, travel and similar advances to officers and employees of such Person made in the ordinary course of business; and (ii) bona fide accounts receivable arising from the sale of goods or services in the ordinary course of business consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

     "Lien" means any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Material Subsidiary" means any Subsidiary (a) that is a "Significant Subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X promulgated by the Commission or (b) is otherwise material to the business of the Company.

     "Net Income" means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP excluding any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sales and dispositions pursuant to sale and leaseback transactions, and excluding any extraordinary gain (but not loss), together with any related provision for taxes on such gain (but not loss).

     "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company, (b) taxes actually payable directly as a result of

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such Asset Sale (after taking into account any available net operating loss carryovers, tax credits or deductions and any tax sharing arrangements),
(c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Restricted Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other obligations and liabilities of the Company or the Guarantors under the Indenture, the Collateral Agreements, the Notes or the Guarantees of the Notes.

     "Permitted Affiliate Transactions" means (i) employment agreements, stockholder agreements, stock options or other incentive plans existing on the Closing Date or thereafter entered into by the Company or any Restricted Subsidiary in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors;
(ii) transactions between, among or for the benefit of the Company and/or its Restricted Subsidiaries; and (iii) reasonable and customary fees and compensation paid to and indemnity, loans or advances provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary as determined in good faith by a majority of the disinterested members of the Company's Board of Directors.

     "Permitted Investments" means (i) Investments in the Company, any Guarantor or any Restricted Subsidiary (including without limitation, Guarantees of Indebtedness of any such Person); (ii) Investments in Cash Equivalents; (iii) Investments in a Person, if as a result of such Investment
(a) such Person becomes a Restricted Subsidiary, or (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (iv) Hedging Obligations; (v) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers; (vi) Investments as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described under the caption "Limitation on Asset Sales";
(vii) Investments existing on the Issue Date; (viii) accounts receivable owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (ix) payroll, travel and similar advances in the ordinary course of business; (x) loans or advances to employees made in the ordinary course of business; and (xi) Guarantees permitted to be made pursuant to "Limitation on Incurrence of Indebtedness."




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

     "Permitted Liens" means (i) Liens in favor of the Company and/or its Restricted Subsidiaries other than with respect to intercompany indebtedness;
(ii) Liens on property of a Person existing at the time such Person is acquired by, merged into or consolidated with the Company or any Restricted Subsidiary, provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; provided, that such Liens were not created in contemplation of such acquisition and do not extend to assets other than those subject to such Liens immediately prior to such acquisition; (iv) Liens incurred in the ordinary course of business in respect of Hedging Obligations; (v) Liens incurred in the ordinary course of business to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations (exclusive of obligations constituting Indebtedness) of a like nature, including, without limitation, cash retainages; (vi) Liens existing or created on the Issue Date; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested or remedied in good faith by appropriate proceedings promptly instituted and diligently concluded, provided, that any reserve or other appropriate provision as may be required in conformity with GAAP has been made therefor; (viii) Liens arising by reason of any judgment, decree or order of any court with respect to which the Company or any of its Restricted Subsidiaries is then in good faith prosecuting an appeal or other proceedings for review, the existence of which judgment, order or decree is not an Event of Default under the Indenture; (ix) encumbrances consisting of zoning restrictions, survey exceptions, utility easements, licenses, rights of way, easements of ingress or egress over property of the Company or any of its Restricted Subsidiaries, rights or restrictions of record on the use of real property, minor defects in title, landlord's and lessor's liens under leases on property located on the premises rented, mechanics' liens, warehouse-man's liens, supplier's liens, repairman's liens, vendor's liens, construction liens, and similar encumbrances, rights or restrictions on personal or real property, in each case not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries; (x) Liens incidental to the conduct of business or the ownership of properties incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, bids, and government contracts and leases and subleases; (xi) Liens for any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred under the Indenture; provided, that such Liens do not extend to any property or asset that is not leased property subject to such Capitalized Lease Obligation; (xii) any extension, renewal, or replacement (or successive extensions, renewals or replacements), in whole or in part, of Liens described in clauses (i) through (xi) above; (xiii) Liens securing the Notes; and (xiv) Liens in addition to the foregoing, which in the aggregate, are secured by assets with a fair market value not in excess of $100,000 at any time.



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

     "Permitted Tax Payments to Holdings" means payments made to Holdings to enable Holdings to pay foreign, Federal, state, and local tax liabilities imposed directly upon Holdings ("Tax Payments"); provided, however, that (i) notwithstanding the foregoing, in the case of any Tax Payment that is permitted to be made to Holdings in respect of its Federal income tax liability for any taxable period during which Holdings is the parent company of an affiliated group that includes the Company and each of its United States subsidiaries as members and files a consolidated Federal income tax return, such payment shall be determined on the basis of assuming that the Company is the parent company of an affiliated group (the "Company Affiliated Group") filing a consolidated Federal income tax return and that Holdings and each such United States subsidiary is a member of the Company Affiliated Group and (ii) any Tax Payment made to Holdings shall either be used by Holdings to pay such tax liabilities to the applicable taxing authority within 10 days of Holdings' receipt of such payment or refunded to the Company.

     "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

     "Preferred Stock Repurchases" means any purchase of Preferred Stock with the portion of Excess Proceeds remaining after payment of the purchase price of the Notes tendered pursuant to an Excess Proceeds Offer if such purchase of Preferred Stock is within 485 days of the date of the Asset Sale which gave rise to such Excess Proceeds Offer.

     "Purchase Money Liens" means Liens to secure or securing Purchase Money Obligations permitted to be incurred under the Indenture.

     "Purchase Money Obligations" means Indebtedness and Capital Lease Obligations representing, or incurred to finance, the cost (i) of acquiring or improving any assets; and (ii) of construction or build-out of manufacturing, distribution or administrative facilities (including Purchase Money Obligations of any other Person at the time such other Person is merged with or into or is otherwise acquired by the Company), provided, that (a) the principal amount of such Indebtedness does not exceed 100% of such cost, including construction charges, (b) any Lien securing such Indebtedness does not extend to or cover any other asset or property other than the asset or property being so acquired or improved and (c) such Indebtedness is incurred, and any Liens with respect thereto are granted within 180 days of the acquisition or improvement of such property or asset.

     "Qualified Capital Stock" means, with respect to any Person, Capital Stock of such Person other than Disqualified Stock.

     "Qualified Equity Offering" means (i) an underwritten primary public offering of Qualified Capital Stock of the Company pursuant to an effective registration statement under the Securities Act or (ii) a private offering of Qualified Capital Stock other than issuances of common stock pursuant to employee benefit plans or as compensation to employees.


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

     "Restricted Investment" means any Investment other than a Permitted Investment.

     "Restricted Subsidiary" means a Subsidiary other than an Unrestricted Subsidiary.

     "Security Agreement" means the Company Security Agreement and Subsidiary Security Agreement.

     "Security Documents" means, collectively, the Mortgages, the Security Agreements, the Pledge Agreement, the Cash Collection Account Agreement, the Intercreditor Agreement, the Trademark Security Agreement and any other document, instrument or agreement executed or delivered by the Company or any of its Subsidiaries from time to time pursuant to which the Company or any such Subsidiary shall grant a Lien on any of their respective properties, assets or revenues to secure payment of the Obligations hereunder and under the Notes or relating to intercreditor matters.

     "subsidiary" means, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Voting Stock thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other subsidiaries of that Person or a combination thereof; and (ii) any partnership in which such Person or any of its subsidiaries is a general partner.

     "Subsidiary" means any subsidiary of the Company.

     "TCW Directors" means members of the Board of Directors nominated by Trust Company of the West pursuant to the Securityholders Agreement (as defined herein).

     "TCW Tax Payments" means the payments made to the TCW entities in connection with any tax liability for withholding, which payments shall not exceed $125,000 per year.

     "transfer" means any direct or indirect sale, assignment, transfer, lease, conveyance, or other disposition (including, without limitation, by way of merger or consolidation).

     "Unrestricted Subsidiary" means any Subsidiary that has been designated by the Company (by written notice to the Trustee as provided below) as an Unrestricted Subsidiary; provided, that a Subsidiary may not be designated as an "Unrestricted Subsidiary" unless (i) such Subsidiary does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any Restricted Subsidiary (other than such Subsidiary), (ii) neither immediately prior thereto nor after giving pro forma effect to such designation, would there exist a Default or Event of Default,
(iii) immediately after giving effect to such designation on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "-- Limitation on Incurrence of Indebtedness" and (iv) the creditors of such Subsidiary have no direct or indirect recourse (including, without

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

limitation, recourse with respect to the payment of principal or interest on Indebtedness of such Subsidiary) to the assets of the Company or of a Restricted Subsidiary (other than such Subsidiary). The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if (i) no Default or Event of Default is existing or will occur as a consequence thereof; and (ii) immediately after giving effect to such designation, on a pro forma basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Interest Coverage Ratio test set forth in the covenant described under "--Limitation on Incurrence of Indebtedness." Each such designation shall be evidenced by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions. The Company shall be deemed to make an Investment in each Subsidiary designated as an "Unrestricted Subsidiary" immediately following such designation in an amount equal to the Investment in such Subsidiary and its subsidiaries immediately prior to such designation; provided, that if such Subsidiary is subsequently redesignated as a Restricted Subsidiary, the amount of such Investment shall be deemed to be reduced (but not below zero) by the fair market value of the net consolidated assets of such Subsidiary on the date of such redesignation.

     "Voting Stock" means, with respect to any Person (i) one or more classes of the Capital Stock of such Person having general voting power to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency); and (ii) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (i) above.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years (rounded to the nearest one-twelfth) obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one twelfth) that will elapse between such date and the making of such payment.

     "Wholly Owned Subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.


                      DESCRIPTION OF THE PREFERRED STOCK
General

     On February 24, 1998, the Company amended its certificate of incorporation (the "Certificate of Incorporation") to authorize the issuance of up to 160,000 shares of preferred stock. The Certificate of Incorporation


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of the Company provides that the preferred stock may be issued from time to time in one or more series and gives the Board of Directors broad authority to fix the dividend and distribution rights, conversion and voting rights, if any, redemption provisions and liquidation preferences of each series of preferred stock.

     The issuance of preferred stock with special voting rights (or Common Stock) could be used to deter attempts by a single stockholder or group of stockholders to obtain control of the Company in transactions not approved by the Board of Directors. The Company has no intention to issue preferred stock (or Common Stock) for such purposes.

     The following description of Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Certificate of Incorporation, including the Certificate of Designation and Bylaws of the Company.

Ranking

     The Preferred Stock ranks, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company, senior to the Common Stock, any additional class of common stock and any other series of preferred stock expressly made junior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the affairs of the Company. See "Risk Factors--Ranking of Preferred Stock; Consequences of Holding Company Structure."

Dividends

     Dividends on the Preferred Stock accrue at a rate of 12% per annum of the liquidation preference. Dividends are paid semi-annually, on February 15 and August 15 of each year. The Company may, at its option, pay dividends in cash or in additional fully paid and non-assessable shares of Preferred Stock having an aggregate liquidation preference at least equal to the amount of such dividends. The Company intends to pay dividends by issuing additional shares of Preferred Stock. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

     The Certificate of Designation provides that the dividend rate on the Preferred Stock shall be automatically increased if at the end of any fiscal quarter of the Company, the Maintenance Test Ratio exceeds the Maximum Test Ratio for that fiscal quarter, then for the period during the immediately succeeding quarter, the dividend rate shall be 13.5% for the first two quarters for which the Maximum Test Ratio is exceeded (whether or not such fiscal quarters are consecutive) and 15% for any other quarter thereafter for which the Maximum Test Ratio is exceeded or in certain other circumstances. If this were to occur, we may seek to obtain consents from the holders of the Preferred Stock to amend the Maximum Test Ratio. In such an event, the TCW



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Investors may be able to approve those amendments without the consent of any other holder of Preferred Stock.

Mandatory Redemption

     On or prior to August 15, 2003, the Company shall (subject to the legal availability of funds therefor) redeem all of the shares of outstanding Preferred Stock at a price per share in cash equal to 110% of the Liquidation Preference thereof, plus an amount equal to all accrued and unpaid dividends (whether or not declared).

Optional Redemption

     The Preferred Stock is redeemable at the option of the Company, in whole or in part, at any time, at an amount in cash equal to 110% of the Liquidation Preference of the Preferred Stock, plus an amount equal to all accrued and unpaid dividends to the date of redemption.

     If fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company in accordance with the Certificate of Incorporation.

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date;
(ii) the number of shares of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the shares of Preferred Stock are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder and, upon redemption, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof. In order to facilitate the redemption of shares of Preferred Stock, the Board of Directors may fix a record date for the determination of shares of Preferred Stock to be redeemed, such record date to be not less than 30 or more than 60 days prior to the date fixed for such redemption.

     Notice having been given as provided above, from and after the date specified therein as the date of redemption, unless the Company defaults in providing funds for the payment of the redemption price on such date, all dividends on the Preferred Stock called for redemption will cease. From and after the redemption date, unless the Company so defaults, all rights of the holders of the Preferred Stock as stockholders of the Company, except the right to receive the redemption price (but without interest), will cease.



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     Subject to applicable law and the limitation on purchases when dividends on Preferred Stock are in arrears, the Company may, at any time and from time to time, purchase any shares of Preferred Stock in the open market, by tender or private agreement.

Liquidation Preference

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company (collectively, "Junior Securities"), the holders of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of 110% of the Liquidation Preference, plus an amount equal to all dividends accrued and unpaid thereon (whether or not declared). The liquidation preference of each share of Preferred Stock shall initially be $1,000 per share (the "Liquidation Preference"). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distributions of assets upon liquidation, dissolution or winding up, then the holders of such Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of the Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidating, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Voting Rights

     Holders of the Preferred Stock do not have any voting rights, except as set forth below or as otherwise expressly required by law.

     The affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock will be required to issue any additional shares of Preferred Stock or to amend or repeal any provision of


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

or add any provision to, the Certificate of Incorporation, including the Certificate of Designation, if such action would materially and adversely alter or change the rights, preferences or privileges of the Preferred Stock. As a result of the TCW Investors' ownership of the Preferred Stock, the TCW Investors may have the ability to approve (without the vote of any other holder of Preferred Stock) waivers or amendments to the terms of the Preferred Stock.

     The Company's Board of Directors will automatically increase by two members and the holders of a majority of the then outstanding Preferred Stock, voting as one class, will be entitled to elect two directors to fill the vacancies created by such increase, upon the occurrence of a Voting Rights Triggering Event.

     No consent or approval of the holders of Preferred Stock will be required for the issuance from the Company's authorized but unissued preferred stock or Junior Securities.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

Covenants

     Limitation on Restricted Payments. The Company shall not, and, with respect to clause (ii) below, shall not permit any Subsidiary to, directly or indirectly, take any of the following actions: (i) declare, set aside for payment or pay any dividend on, or make any distribution to the holders of any Junior Securities (other than dividends or distributions payable solely in shares of a class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Securities other than Common Stock, together with cash in lieu of fractional shares), or
(ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Junior Securities (such payments or other actions described in (but not excluded from) clauses (i) and (ii) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (1) no Voting Rights Triggering Event shall have occurred and be continuing, and (2) all accrued dividends on the Preferred Stock shall have been paid in full, or funds sufficient for payment thereof have been set apart for payment.

     Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the transfer agent) of the assets subject to such Asset Sale, (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the


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

Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Preferred Stock) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Subsidiaries with respect to such liabilities), and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the Credit Facility, or (c) used during such 12 months, or within 60 days after such 12 month period, to purchase or otherwise acquire Preferred Stock or Preferred Stock, or (d) to the extent not used as provided in clause (a) through (c), applied to make an offer to purchase Preferred Stock or Preferred Stock as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a), (b) or (c) above is less than $5.0 million, the Company shall not be required to make an offer pursuant to clause (c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such Net Proceeds, the Company or any Subsidiary may temporarily reduce Indebtedness under the Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

     For the purposes of this covenant, the following are deemed to be cash:
(y) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash and
(z) assets related to the business of the Company or its Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.

     The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) through (c) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company shall offer to purchase Preferred Stock having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid dividends, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 90 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Preferred Stock tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.


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

     Each Excess Proceeds Offer shall remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company shall purchase and mail or deliver payment for the Purchase Amount for the Preferred Stock or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Preferred Stock tendered pursuant to the Excess Proceeds Offer. The principal amount of Preferred Stock to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Preferred Stock acquired by the Company through purchase or redemption subsequent to the date of the Asset Sale and surrendered to the transfer agent for cancellation.

     Each Excess Proceeds Offer shall be conducted in compliance with all applicable laws, including without limitation, Regulation 14E of the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

     There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

     Merger, Consolidation or Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (whether or not the Company is the surviving corporation) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries) to any other Person or Persons, unless at the time and immediately after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or
(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the Preferred Stock shall be converted into or exchanged for and shall become debt of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Preferred Stock had immediately prior to such transaction with respect to the Company; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Voting Rights Triggering Event, and no event that after the giving of notice or lapse of time or both would become a Voting Rights Triggering Event, shall have occurred and be continuing; (iv) the Company (or the Surviving Entity as the case may be) has (A) a Consolidated Net Worth (immediately after giving effect to such transaction, but prior to any purchase accounting adjustments


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from such transaction) not less than 100% of the Consolidated Net Worth of the Company immediately before such transaction and (B) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), could incur at least $1.00 of additional Indebtedness pursuant to the "Interest Coverage Ratio" test set forth in the Indenture; and (v) the Company or the Surviving Entity shall have delivered to the Holders an Officers' Certificate, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition comply with the Certificate of Designation.

     In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Certificate of Designation and the Preferred Stock.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (iii) Affiliate Transactions for which the Company delivers to the holders an opinion as to the fairness to the Company or such Subsidiary from a financial point of view, issued by an investment banking firm of national standing and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described under "Description of the Notes--Limitations on Restricted Payments."

     Maintenance Test Ratio. The Company will calculate whether the Maintenance Test Ratio exceeds any of the following respective amounts at the


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end of the fiscal quarter (the "Maximum Test Ratio") set forth opposite such
Maximum Test Ratio:

         Fiscal Quarter Ended                       Maximum Test Ratio
         --------------------                       ------------------

         December 1998                                     6.50

         March, June, September, December 1999             6.00

         March, June, September, December 2000             5.50

         March, June, September, December 2001             5.25

         March, June, September, December 2002
           and each quarter thereafter                     5.00

     Reports. The Company will file on a timely basis with the Commission, to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act, the annual reports, quarterly reports and other documents that the Company would be required to file if it were subject to Section 13 or 15 of the Exchange Act. The Company will also (i) file with the transfer agent, and provide to each Holder of Preferred Stock, without cost to such holder, copies of such reports and documents within fifteen days after the date on which the Company files such reports and documents with the Commission or the date on which the Company would be required to file such reports and documents if the Company were so required, and (ii) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's costs copies of such reports and documents to any prospective holder of Preferred Stock promptly upon written request together with an Officers' Certificate.

Exchange

     Subject to certain limitations, upon a resolution adopted by a majority of the Board of Directors, the Company may, at its option, on not less than 30 nor more than 60 days notice to holders of record of the Preferred Stock, exchange on any February 15 or August 15 beginning February 15, 1999, its 12% Subordinated Debentures due 2003 (the "Exchange Debentures") for all, but not less than all, of the shares of Preferred Stock then outstanding. See "Description of Exchange Debentures" for a description of the terms of the Exchange Debentures. In such event, shares of Preferred Stock will be exchanged for Exchange Debentures with an aggregate principal amount equal to the then aggregate Liquidation Preference plus accrued and unpaid dividends of the Preferred Stock. Exchange Debentures may be issued in denominations of $1,000 and integral multiples of $1,000 (or at the option of the Company, in denominations of $100 and integral multiples of $100). In the event such exchange would result in issuance of an Exchange Debenture in a principal amount which is not an integral multiple of $1,000 (or such lesser amount), the difference between such amount and the higher of zero and the highest integral multiple of $1,000 (or such lesser amount) less than such amount shall be paid to such holder in cash. At the exchange date, the rights of holders of Preferred Stock shall cease and the person or persons entitled to

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receive the Exchange Debentures issuable upon such exchange shall be treated as the registered holder or holders of Exchange Debentures. The Company may not exchange Preferred Stock for Exchange Debentures unless such Indebtedness is permitted to be incurred under its other agreements, including the Indenture and the Credit Facility.

Certain Definitions

     "Asset Sale" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) of shares of Capital Stock or a Subsidiary (other than directors' qualifying shares), property or other assets, including by way of a sale/leaseback transaction (each referred to for the purposes of this definition as a "disposition"), by the Company or any of its Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Wholly Owned Subsidiary, (ii) a disposition of property or assets in the ordinary course of business, (iii) dispositions of inventory in the ordinary course of business, (iv) for purposes of the covenant described under "--Limitation on Asset Sales" only, a disposition that constitutes a Restricted Payment permitted by the covenant described under "Description of the Notes-- Limitations on Restricted Payments", (v) the sale, lease, transfer or other disposition of all or substantially all the assets of the Company as permitted under the covenant described under "--Merger, Consolidation or Sale of Assets", (vi) the grant of Liens permitted by the covenant described under "Description of the Notes--Limitation on Liens" and (vii) sales of obsolete or worn-out equipment.

     "Consolidated EBITDA" means, with respect to any Person (the referent Person) for any period, consolidated operating profit of such Person and its subsidiaries for such period, determined in accordance with GAAP, plus (to the extent such amounts are deducted in calculating such operating profit
(loss) of such Person for such period, and without duplication) amortization, depreciation and other non-cash charges (including, without limitation, impairment charges, amortization of goodwill, deferred financing fees and other intangibles but excluding non-cash charges incurred after the date of the Indenture that require an accrual of or a reserve for cash charges for any future period); provided, that the operating profit (loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid during such period to the referent Person or a Wholly Owned Subsidiary of the referent Person.

     "Consolidated Net Worth" means, with respect to any Person, the total stockholders' equity of such Person determined on a consolidated basis in accordance with GAAP adjusted to exclude (to the extent included in calculating such equity) (i) the amount of any such stockholders' equity attributable to Disqualified Capital Stock of such Person and its consolidated subsidiaries; (ii) all upward revaluations and other write-ups in the book value of any asset of such person or a consolidated subsidiary of



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such person subsequent to the Closing Date; and (iii) all Investments in persons that are not consolidated Subsidiaries.

     "Disqualified Capital Stock" means any Equity Interests that either by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) is or upon the happening of an event would be required to be redeemed or repurchased prior to the final stated maturity of the Notes or is redeemable at the option of the holder thereof at any time prior to such final stated maturity.

     "Maintenance Test Ratio" means, at any time, the ratio of (i) the result of (x) the aggregate amount of Indebtedness of the Company and its Subsidiaries (on a consolidated basis) as of the time of determination plus
(y) 110% of the then applicable Liquidation Preference of the Preferred Stock, and the liquidation preference of any other shares of preferred stock of the Company or any Subsidiary of the Company (other than preferred stock owned by the Company or a Wholly Owned Subsidiary), plus, in each case, accrued and unpaid dividends as of the time of determination, to (ii) the result of (a) the Consolidated EBITDA of the Company for the last four fiscal quarters from the time of determination less (b) the aggregate amount of the cash charges in such four-quarter period against the reserve established by the Company and its Subsidiaries on a consolidated basis relating to the elimination of costs associated with restaurants closed in 1997 and prior years as set forth in "Unaudited Selected Consolidated Pro Forma Condensed Financial Data" contained elsewhere in this Prospectus plus (c) $3.3 million for the four quarter period ended March 1998, $2.2 million for the four-quarter period ended June 1998 and $1.6 million for the four-quarter period ended September 1998.

     "Mandatory Redemption Date" means August 15, 2003.

     "Net Proceeds" means the aggregate proceeds received in the form of cash or Cash Equivalents in respect of any Asset Sale (including payments in respect of deferred payment obligations when received), net of (a) the reasonable and customary direct out-of-pocket costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), other than any such costs payable to an Affiliate of the Company, (b) taxes actually payable directly as a result of such Asset Sale (after taking into account any available net operating loss carryovers, tax credits or deductions and any tax sharing arrangements),
(c) amounts required to be applied to the permanent repayment of Indebtedness in connection with such Asset Sale, and (d) appropriate amounts provided as a reserve by the Company or any Subsidiary, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or such Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations arising from such Asset Sale.

     "Permitted Affiliate Transactions" means (i) employment agreements, stockholder agreements, stock options or other incentive plans existing on the Closing Date or thereafter entered into by the Company or any Subsidiary

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in the ordinary course of business with the approval of a majority of the disinterested members of the Company's Board of Directors; (ii) transactions between, among or for the benefit of the Company and/or its Subsidiaries;
(iii) reasonable and customary fees and compensation paid to and indemnity, loans or advances provided on behalf of, officers, directors, employees or consultants of the Company or any Subsidiary as determined in good faith by a majority of the disinterested members of the Company's Board of Directors; and (iv) payments made to affiliates of the TCW Shared Opportunities Fund or the TCW Leverage Income Trust in connection with any tax liability for withholding, which payments shall not exceed $125,000 per year.

     "Subsidiary" means any Person a majority of the equity ownership or Voting Stock of which is at the time owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries or by the Company and one or more other Subsidiaries.

     "Voting Rights Triggering Event" means the occurrence of one of the following events: (i) dividends on the Preferred Stock are in arrears and unpaid for any quarterly period; (ii) the Company fails to discharge its obligation to redeem the Preferred Stock on the Mandatory Redemption Date or fails to otherwise discharge any redemption obligations with respect to the Preferred Stock; (iii) the Maintenance Test Ratio exceeds the applicable Maximum Test Ratio for a period of eight (8) consecutive fiscal quarters;
(iv) the Company breaches any of the covenants contained in the Certificate of Designation concerning Restricted Payments, sales of assets, affiliate transactions, mergers and sales of assets; or (v) a breach or violation of any other provision contained in the Certificate of Designation which materially affects the Holders and such breach or violation continues for a period of 30 days or more after receipts of notice from a majority of the Holders of the Preferred Stock.

     "Wholly Owned Subsidiary" means a Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more Wholly Owned Subsidiaries.

                    DESCRIPTION OF THE EXCHANGE DEBENTURES

     The Exchange Debentures will be issued under an indenture (the "Exchange Debenture Indenture"), to be dated as of the date of issuance (the "Exchange Date") of the Exchange Debentures, between the Company and a bank or trust company as trustee (the "Exchange Debenture Trustee") to be selected by the Company prior to the Exchange Date. A copy of the proposed form of the Exchange Debenture Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The summaries of certain provisions of the Exchange Debenture Indenture hereunder do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Exchange Debenture Indenture including the definitions therein of certain terms and those terms made part of the Exchange Debenture Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Exchange Debenture Indenture. The definitions of certain terms used in the following summary are set forth


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

under "Description of the Preferred Stock--Certain Definitions" and "-- Certain Definitions" below.

     The Exchange Debentures may be issued in denominations of $1,000 and in integral multiples of $1,000 (or, at the option of the Company, in denominations of $100 and integral multiples of $100).

Principal, Maturity and Interest

     The Exchange Debenture Indenture authorizes a maximum aggregate principal amount of $80,000,000 of the Exchange Debentures. The Exchange Debentures will be due on August 15, 2003. At maturity, the Company shall pay a premium of 10% of the principal amount. The Exchange Debentures will bear interest from the Exchange Date at a rate per annum equal to 12%. Interest on the Exchange Debentures will be payable semi-annually on February 15 and August 15 in each year to holders of record at the close of business on the first day of the calendar month in which such interest payment date occurs, commencing on the first interest payment date after issuance. Alternatively, the Company may, at its option, issue new Exchange Debentures having an aggregate principal amount equal to the amount of such interest payments.

     Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Exchange Debentures will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Exchange Debentures at their respective addresses set forth in the register of holders of Exchange Debentures. Until otherwise designated by the Company, such office or agency will be the office of the Exchange Debenture Trustee maintained for such purpose. If a payment date is a legal holiday, payment may be made at that place on the next succeeding day that is not a legal holiday, and no interest shall accrue for the intervening period.

     The Exchange Debentures provide that the rate of interest on the Exchange Debentures shall be automatically increased if at the end of any fiscal quarter of the Company, the Maintenance Test Ratio exceeds the Maximum Test Ratio for that fiscal quarter, then for the period during the immediately succeeding quarter, the rate of interest hereunder shall be 13.5% for the first two quarters for which the Maximum Test Ratio is exceeded (whether or not such fiscal quarters are consecutive) and 15% for any other quarter thereafter for which the Maximum Test Ratio is exceeded or in certain other circumstances.

Optional Redemption

     The Exchange Debentures are redeemable as a whole or from time to time in part, at the option of the Company, at a redemption price equal to 110% of the principal amount, together with accrued interest to the Redemption Date, but interest installments due on or prior to such Redemption Date will be



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payable to the record holders of such Exchange Debentures on the relevant
Record Dates referred to on the face thereof.

Guarantors

     The Exchange Debentures will not be guaranteed by the Guarantors.

Collateral

     The Exchange Debentures will not be secured by the Collateral, or any other property of the Company or its subsidiaries.

Subordination

     The Exchange Debentures will be general, unsecured obligations of the Company, subordinated in right of payment to all Senior Debt of the Company. Such subordination will not prevent the occurrence of an Event of Default.

     No payment (other than payments made with Junior Securities) may be made by the Company or on behalf of the Company on account of principal of or interest on the Exchange Debentures or to acquire or repurchase any of the Exchange Debentures on account of the redemption provisions of the Exchange Debentures (i) upon the maturity of any Senior Debt by lapse of time, acceleration or otherwise, unless and until all such Senior Debt is first paid in full or (ii) upon the happening of any default in payment of any principal of or interest on any Senior Debt when the same becomes due and payable (a "Payment Default"), unless and until such Payment Default shall have been cured or waived or shall have ceased to exist.

     Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Debt to declare such Senior Debt to be due and payable (or, in the case of letters of credit, require cash collateralization thereof) and (ii) written notice of such event of default given to the Company and the Exchange Debenture Trustee, by the lenders' agent under the Credit Facility or holders of an aggregate of at least
$15 million principal amount outstanding of any Senior Debt or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set-off or otherwise) may be made by or on behalf of the Company on account of any Obligation in respect of the Exchange Debentures, including the principal of, premium, if any, or interest on the Exchange Debentures, or to repurchase any of the Exchange Debentures, or on account of the redemption provisions of the Exchange Debentures, in any such case, other than payments made with Junior Securities. Notwithstanding the foregoing, unless the Senior Debt in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period") (and such declaration has not been rescinded or waived), at the end of the Payment Blockage Period, the Company shall be required to pay all sums not paid to the holders of the Exchange Debentures during the Payment Blockage Period due


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to the foregoing prohibitions and to resume all other payments as and when due on the Exchange Debentures. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days, and (ii) no default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Debt) shall be made the basis for the commencement of any other Payment Blockage Period unless such other Payment Blockage Period is commenced by a Payment Notice and such event of default shall have been cured or waived for a period of at least 90 consecutive days.

     In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company (other than Junior Securities) shall be received by the Exchange Debenture Trustee or the holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of such Senior Debt, and shall be paid or delivered by the Exchange Debenture Trustee or such holders, as the case may be, to the holders of such Senior Debt remaining unpaid or unprovided for or to their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have issued, ratably according to the aggregate principal amounts remaining unpaid on account of such Senior Debt held or represented by each, for application to the payment of all such Senior Debt remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Debt in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

     Upon any distribution of assets of the Company, upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshalling of assets or liabilities, (i) the holders of all Senior Debt of the Company will first be entitled to receive payment in full in cash or Cash Equivalents or otherwise to the extent holders accept satisfaction of amounts due by settlement in other than cash or Cash Equivalents (or have such payment duly provided for) before the holders are entitled to receive any payment on account of any Obligation in respect of the Exchange Debentures including the principal of, premium, if any, and interest on the Exchange Debentures (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character from any source, whether in cash, property or securities (other than Junior Securities) to which the holders or the Exchange Debenture Trustee on behalf of the holders would be entitled (by set-off or otherwise) but for the subordination provisions contained in the Exchange Debenture Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of such Senior Debt or their representative to the extent necessary to make payment in full in Cash or Cash Equivalents (or have such payment duly provided for) on all such Senior


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Debt remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Debt.

     Because of these subordination provisions, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Exchange Debentures. The subordination provisions described above will cease to be applicable to the Exchange Debentures upon any legal defeasance or covenant defeasance of the Exchange Debentures as described under "-- Defeasance and Discharge of the Exchange Debenture Indenture and the Exchange Debentures."

Covenants

     Limitation on Restricted Payments. The Company shall not, and, with respect to clause (ii) below, shall not permit any Subsidiary to, directly or indirectly, take any of the following actions: (i) declare, set aside for payment or pay any dividend on, or make any distribution to the holders of any Junior Securities (other than dividends or distributions payable solely in shares of a class or series upon which such dividends are declared or paid, or payable in shares of Common Stock with respect to Junior Securities other than Common Stock, together with cash in lieu of fractional shares), or
(ii) purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any Junior Securities (such payments or other actions described in (but not excluded from) clauses (i) and (ii) are collectively referred to as "Restricted Payments"), unless at the time of, and immediately after giving effect to, the proposed Restricted Payment (1) no Default shall have occurred and be continuing, and (2) all accrued interest on the Exchange Debentures shall have been paid in full, or funds sufficient for payment thereof have been set apart for payment.

     Limitation on Asset Sales. The Company shall not, and shall not permit any Subsidiary to, make any Asset Sale unless (i) the Company or such Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Exchange Debenture Trustee) of the assets subject to such Asset Sale, (ii) at least 75% of the consideration for such Asset Sale is in the form of cash, Cash Equivalents or liabilities of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Debentures) that are assumed by the transferee of such assets (provided, that following such Asset Sale there is no further recourse to the Company and its Subsidiaries with respect to such liabilities), and (iii) within 12 months of such Asset Sale, the Net Proceeds thereof are (a) invested in assets related to the business of the Company or its Subsidiaries, or (b) used to repay, purchase or otherwise acquire Indebtedness under the Credit Facility, or (c) used during such 12 months, or within 60 days after such 12 month period, to purchase or otherwise acquire Exchange Debentures, or (d) to the extent not used as provided in clause (a) or (b), applied to make an offer to purchase Exchange Debentures as described below (an "Excess Proceeds Offer"); provided, that if the amount of Net Proceeds from any Asset Sale not invested or used pursuant to clause (a), (b)

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or (c) above is less than $5.0 million, the Company shall not be required to make an offer pursuant to clause (c) until the aggregate amount of Excess Proceeds from all Asset Sales exceeds $5.0 million. Pending the final application of any such Net Proceeds, the Company or any Subsidiary may temporarily reduce Indebtedness under the Credit Facility or temporarily invest such Net Proceeds in Cash Equivalents.

     For the purposes of this covenant, the following are deemed to be cash:
(y) securities received by the Company or any Subsidiary from the transferee that are promptly converted by the Company or such Subsidiary into cash and
(z) assets related to the business of the Company or its Subsidiaries received in an exchange of assets transaction; provided that (i) in the event such exchange of assets transaction or series of related exchange of assets transactions (each an "Exchange Transaction") involves an aggregate value in excess of $2.5 million, the terms of such Exchange Transaction shall have been approved by a majority of the disinterested members of the Board of Directors, (ii) in the event such Exchange Transaction involves an aggregate value in excess of $5.0 million, the Company shall have received a written opinion from a nationally recognized independent investment banking firm that the Company has received consideration equal to the fair market value of the assets disposed of and (iii) any assets to be received shall be comparable to those being exchanged as determined in good faith by the Board of Directors.

     The amount of Net Proceeds not invested, used or applied as set forth in the preceding clauses (a) and (b) constitutes "Excess Proceeds." If the Company elects, or becomes obligated to make an Excess Proceeds Offer, the Company shall offer to purchase Exchange Debentures having an aggregate principal amount equal to the Excess Proceeds (the "Purchase Amount"), at a purchase price equal to 110% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date. The Company must commence such Excess Proceeds Offer not later than 90 days after the expiration of the 12-month period following the Asset Sale that produced Excess Proceeds. If the aggregate purchase price for the Exchange Debentures tendered pursuant to the Excess Proceeds Offer is less than the Excess Proceeds, the Company and its Subsidiaries may use the portion of the Excess Proceeds remaining after payment of such purchase price for general corporate purposes.

     Each Excess Proceeds Offer shall remain open for a period of 20 Business Days and no longer, unless a longer period is required by law (the "Excess Proceeds Offer Period"). Promptly after the termination of the Excess Proceeds Offer Period (the "Excess Proceeds Payment Date"), the Company shall purchase and mail or deliver payment for the Purchase Amount for the Exchange Debentures or portions thereof tendered, pro rata or by such other method as may be required by law, or, if less than the Purchase Amount has been tendered, all Exchange Debentures tendered pursuant to the Excess Proceeds Offer. The principal amount of Exchange Debentures to be purchased pursuant to an Excess Proceeds Offer may be reduced by the principal amount of Exchange Debentures acquired by the Company through purchase or redemption subsequent to the date of the Asset Sale and surrendered to the Exchange Debenture Trustee for cancellation.


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     Each Excess Proceeds Offer shall be conducted in compliance with all applicable laws, including without limitation, Regulation 14e-1 of the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this covenant by virtue thereof.

     There can be no assurance that sufficient funds will be available at the time of any Excess Proceeds Offer to make required repurchases.

     Merger, Consolidation or Sale of Assets. The Company shall not, in a single transaction or through a series of transactions, consolidate with or merge with or into any other Person (whether or not the Company is the surviving corporation) or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (determined on a consolidated basis for the Company and its Subsidiaries) to any other Person or Persons, unless at the time and immediately after giving effect thereto: (i) either (a) the Company shall be the continuing corporation or
(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person that acquires by sale, assignment, conveyance, transfer, lease or disposition all or substantially all the properties and assets of the Company and its Subsidiaries on a consolidated basis (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the Exchange Debentures shall be converted into or exchanged for and shall become debt of the Surviving Entity having in respect of the Surviving Entity the same rights and privileges that the Exchange Debentures had immediately prior to such transaction with respect to the Company, and the Surviving Entity (if other than the Company) or the Person to which such transfer has been made shall assume all the Obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Exchange Debentures and the Exchange Debenture Indenture; (iii) immediately after giving effect to such transaction or series of transactions on a pro forma basis, no Default, and no event that after the giving of notice or lapse of time or both would become a Default, shall have occurred and be continuing; (iv) the Company (or the Surviving Entity as the case may be) has
(A) a Consolidated Net Worth (immediately after giving effect to such transaction, but prior to any purchase accounting adjustments from such transaction) not less than 100% of the Consolidated Net Worth of the Company immediately before such transaction and (B) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (on the assumption that the transaction or series of transactions occurred on the first day of the four-quarter period immediately prior to the consummation of such transaction or series of transactions with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation), could incur at least $1.00 of additional Indebtedness pursuant to the "Interest Coverage Ratio" test set forth in the Indenture; and (v) the Company or the Surviving


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Entity shall have delivered to the Holders an Officers' Certificate, each stating that such consolidation, merger, sale, assignment, conveyance, transfer, lease or other disposition comply with the Exchange Debenture Indenture.

     In the event of any transaction (other than a lease) complying with the conditions listed in the immediately preceding paragraph in which the Company is not the surviving Person, such surviving Person or transferee shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its Obligations under, the Exchange Debenture Indenture and the Exchange Debentures.

     Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), except for (i) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $1.0 million; provided, that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (ii) Affiliate Transactions, which together with all Affiliate Transactions that are part of a common plan, have an aggregate value of not more than $2.5 million; provided, that a majority of the disinterested members of the Board of Directors of the Company determine that such transactions are conducted in good faith and on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction at such time on an arm's-length basis from a Person that is not an Affiliate of the Company or such Subsidiary, (iii) Affiliate Transactions for which the Company delivers to the Trustee an opinion as to the fairness to the Company or such Subsidiary from a financial point of view, issued by an investment banking firm of national standing and (iv) Permitted Affiliate Transactions and other Restricted Payments permitted by the provisions described under "Description of the Notes--Limitations on Restricted Payments."

     Maintenance Test Ratio. The Company will calculate whether the Maintenance Test Ratio exceeds any of the following respective amounts at the end of the fiscal quarter (the "Maximum Test Ratio") set forth opposite such Maximum Test Ratio:










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         Fiscal Quarter Ended                       Maximum Test Ratio
         --------------------                       ------------------

         December 1998                                      6.50

         March, June, September, December 1999              6.00

         March, June, September, December 2000              5.50

         March, June, September, December 2001              5.25

         March, June, September, December 2002
           and each quarter thereafter                      5.00

     Reports. Whether or not required by the rules and regulations of the Commission, so long as any Exchange Debentures are outstanding, the Company will furnish to the Exchange Debenture Trustee, and deliver or cause to be delivered to the holders of Exchange Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including for each a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. From and after the time a registration statement with respect to the Exchange Debentures is declared effective by the Commission, the Company will file such information with the Commission, provided that the Commission will accept such filing.

Events of Default and Remedies

     Each of the following will constitute an Event of Default under the Exchange Debenture Indenture (i) default for 30 days in the payment when due of interest on the Exchange Debentures; (ii) default in payment of principal (or premium, if any) on the Exchange Debentures when due at maturity, redemption, by acceleration or otherwise; (iii) default in the performance or breach of the provisions of "Limitation on Asset Sales," and "--Merger, Consolidation or Sale of Assets"; (iv) default in the performance or breach of the provisions of "Limitation on Restricted Payments" and the continuance of such default for a period of 30 days; (v) failure by the Company for 30 days after notice to comply with certain other agreements in the Exchange Debenture Indenture or the Exchange Debentures; (vi) default under (after giving effect to any waivers, amendments, applicable grace periods or any extension of any maturity date) any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Subsidiary (or the payment of which is guaranteed by the Company or any Subsidiary), whether such Indebtedness or guarantee now exists or is created after the date of the Exchange Debenture Indenture, if (a) either (1) such default results from the failure to pay principal on such Indebtedness or (2) as a result of such default the maturity of such Indebtedness has been accelerated, and (b) the principal amount of such Indebtedness, together with the principal amount of

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

any other such Indebtedness with respect to which such a payment default (after the expiration of any applicable grace period or any extension of the maturity date) has occurred, or the maturity of which has been so accelerated, exceeds $2.5 million in the aggregate; (vii) failure by the Company or any Subsidiary to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $2.5 million which judgments are not discharged, bonded or stayed within 60 days after their entry; (viii) written assertion by the Company of the unenforceability of its obligations under the Exchange Debenture Indenture or the Exchange Debentures to which it is a party; and (ix) certain events of bankruptcy or insolvency with respect to the Company or any Material Subsidiary.

     If any Event of Default occurs and is continuing, the Exchange Debenture Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Debentures may declare by written notice to the Company and the Exchange Debenture Trustee all of the Exchange Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, all outstanding Exchange Debentures will become due and payable without further action or notice. Holders of the Exchange Debentures may not enforce the Exchange Debenture Indenture or the Exchange Debentures except as provided in the Exchange Debenture Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Debentures may direct the Exchange Debenture Trustee in its exercise of any trust or power.

     The holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding, by written notice to the Company and the Exchange Debenture Trustee, may on behalf of the holders of all of the Exchange Debentures (i) waive any existing Default or Event of Default and its consequences under the Exchange Debenture Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Debentures or a Default or an Event of Default with respect to any covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected; and/or
(ii) rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal or interest that has become due solely because of the acceleration) have been cured or waived.

     The Company is required upon becoming aware of any Default or Event of Default, to deliver to the Exchange Debenture Trustee a statement specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator, stockholder or controlling person of the Company, as such, will have any liability for any obligations of the Company under the Exchange Debentures or the Exchange Debenture


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Indenture for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Exchange Debentures by accepting an Exchange Debenture waives and releases all such liability. The waiver and release will be part of the consideration for issuance of the Exchange Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that a waiver is against public policy.

Defeasance and Discharge of the Exchange Debenture Indenture and the Exchange Debentures

     The Exchange Debenture Indenture provides that the Company (i) will be discharged from any and all obligations in respect of the Exchange Debentures, other than the obligation to duly and punctually pay the principal of, and premium, if any, and interest on, the Exchange Debentures in accordance with the terms of the Exchange Debentures and the Exchange Debenture Indenture or (ii) will be released from compliance with the restrictive covenants and certain Events of Default, upon irrevocable deposit with the Exchange Debenture Trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized accounting firm to pay the principal of and premium, if any, and each installment of interest, if any, on the due dates thereof on the Exchange Debentures. Such trust may only be established if, among other things (i) the Company has delivered to the Exchange Debenture Trustee an opinion of independent counsel to the effect that the holders of the Exchange Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Default or Event of Default shall have occurred or be continuing; and (iii) certain customary conditions precedent are satisfied.

     The Company may satisfy and discharge its Obligations under the Exchange Debenture Indenture to holders of the Exchange Debentures by delivering to the Exchange Debenture Trustee for cancellation all outstanding Exchange Debentures or by depositing with the Exchange Debenture Trustee or the Paying Agent, if applicable, after the Exchange Debentures have become due and payable, cash sufficient to pay all amounts due under all of the outstanding Exchange Debentures and paying all other sums payable under the Exchange Debenture Indenture by the Company.

Transfer and Exchange

     A holder may transfer or exchange Exchange Debentures in accordance with the Exchange Debenture Indenture. The Registrar and the Exchange Debenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Exchange Debenture Indenture. The Company is not required to transfer or exchange any Exchange


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Debenture selected for redemption. Also, the Company is not required to transfer or exchange any Exchange Debenture for a period of 15 days before a selection of Exchange Debentures to be redeemed. The registered holder of an Exchange Debenture will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the two succeeding paragraphs, the Exchange Debenture Indenture and the Exchange Debentures may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures) and any existing Default or Event of Default or compliance with any provision of the Exchange Debenture Indenture or the Exchange Debentures may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Debentures (including consents obtained in connection with a tender offer or exchange offer for Exchange Debentures).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Debentures held by a non-consenting holder of Exchange Debentures) (i) reduce the principal amount of Exchange Debentures whose holders must consent to an amendment, supplement or waiver;
(ii) reduce the principal of, or the premium on, or change the fixed maturity of any Exchange Debenture, alter the provisions with respect to the redemption of the Exchange Debentures in a manner adverse to the holders of the Exchange Debentures, or alter the price at which repurchases of the Exchange Debentures may be made pursuant to an Excess Proceeds Offer;
(iii) reduce the rate of or change the time for payment of interest on any Exchange Debenture; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Debentures;
(v) make any Exchange Debenture payable in money other than that stated in the Exchange Debentures; (vi) make any change in the provisions of the Exchange Debenture Indenture relating to waivers of past Defaults or the rights of holders of Exchange Debentures to receive payments of principal of or interest on the Exchange Debentures; (vii) waive a redemption payment with respect to any Exchange Debenture; (viii) adversely affect the contractual ranking of the Exchange Debentures; or (ix) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of the holders of Exchange Debentures, the Company and the Exchange Debenture Trustee may amend or supplement the Exchange Debenture Indenture or the Exchange Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures, to provide for the assumption of the Company's obligations to holders of the Exchange Debentures in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Exchange Debentures or that does not adversely affect the legal rights under the Exchange Debenture Indenture of any such holder or to comply with requirements of the Commission in order to effect or maintain the

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qualification of the Exchange Debenture Indenture under the Trust Exchange
Debenture Indenture Act.

Concerning the Exchange Debenture Trustee

     The Exchange Debenture Indenture contains certain limitations on the rights of the Exchange Debenture Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Exchange Debenture Trustee will be permitted to engage in other transactions; provided, that if the Exchange Debenture Trustee acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Exchange Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Exchange Debenture Trustee, subject to certain exceptions. The Exchange Debenture Indenture provides that in case an Event of Default occurs (and is not cured), the Exchange Debenture Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Exchange Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Debenture Indenture at the request of any holder of Exchange Debentures, unless such holder shall have offered to the Exchange Debenture Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Any person who receives this Prospectus may obtain a copy of the form of Exchange Debenture Indenture without charge by writing to the Company at 450 Newport Center Drive, 6th Floor, Newport Beach, California 92660.

Certain Definitions

     Set forth under "Description of the Preferred Stock--Certain
Definitions" and set forth below are certain defined terms used in the Exchange Debenture Indenture. Reference is made to the Exchange Debenture Indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Senior Debt" means all Indebtedness of the Company, unless the instrument governing such Indebtedness expressly provides that such Indebtedness is not senior or superior in right of payment to the Exchange Debentures. Notwithstanding the foregoing, Senior Debt of the Company shall not include: (i) Indebtedness evidenced by the Exchange Debentures,
(ii) Indebtedness of the Company to any Subsidiary of the Company, or
(iii) any amounts payable or other Indebtedness to trade creditors created, incurred, assumed or guaranteed by the Company or any Subsidiary of the


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Company in the ordinary course of business in connection with obtaining goods or services.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following summaries are qualified in their entirety by reference to the definitive agreements and instruments described herein.

New Credit Facility

     The Company and certain of its subsidiaries entered into the New Credit Facility on February 25, 1998 with BankBoston, N.A., as agent, and a group of banks in an aggregate principal amount of $15.0 million. The New Credit Facility includes a letter of credit facility in the principal amount of availability of up to $10.0 million, which may be used only by the subsidiaries of the Company party to the New Credit Facility to support certain insurance, workers' compensation and performance or payment obligations of such subsidiaries. At March 29, 1999, the Company had $3.6 million of letters of credit outstanding under the New Credit Facility. The New Credit Facility matures on February 25, 2001.

     The New Credit Facility provides for a quarterly commitment fee and fees payable on outstanding letters of credit. Borrowings under the New Credit Facility, at the Company's option, bear interest at BankBoston, N.A.'s prime rate plus 1.0% or the applicable eurodollar rate plus 2.5%.

     The New Credit Facility is secured, subject to the Intercreditor Agreement, by a first-priority security interest in the Collateral. See "-- Intercreditor Agreement and Collateral Documents."

     The New Credit Facility contains financial and other covenants, including, without limitation, (i) restrictions on the incurrence of indebtedness, leases, liens and contingent obligations, (ii) restrictions on mergers, acquisitions, sales of assets, investments and transactions with affiliates, (iii) restrictions on dividends and other payments with respect to shares of the Company's capital stock, (iv) restrictions on redemptions, prepayments and distributions with respect to certain debt, (v) restrictions on amendments to the Indenture, agreements relating to capital stock and certain other agreements, (vi) a prohibition on engaging in businesses unrelated to the business currently conducted by the Company and
(vii) minimum debt service coverage, minimum interest coverage and maximum leverage.

     Events of Default under the New Credit Facility include, among others,
(i) any failure of the Company to pay amounts owing under the New Credit Facility, subject, except in the case of principal, to a two-day grace period, (ii) the breach by the Company or any of its subsidiaries of any covenants, representations or warranties contained in the New Credit Facility, (iii) any failure to pay amounts due under other indebtedness or contingent obligations of the Company or any of its subsidiaries or defaults that result in or permit the acceleration of such indebtedness or contingent


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obligations, if the aggregate amount of such indebtedness or contingent obligations exceeds a specified amount, (iv) certain events of bankruptcy, insolvency or dissolution of the Company or any of its subsidiaries and
(v) certain changes of control of the Company.

Intercreditor Agreement and Collateral Documents

     Pursuant to mortgages, deeds of trust, personal property security agreements, pledge agreements, a trademark security agreement and a cash collection account agreement, in each case executed and delivered by the Company and/or the Subsidiary Guarantors (as amended or supplemented, collectively, the "Collateral Documents"), the Company and the Subsidiary Guarantors granted to the Trustee, as Collateral Agent (the "Collateral Agent"), a first-priority security interest in a portion of the owned or leased real property, in a substantial portion of the owned personal property, in substantially all of the accounts receivable of the Company and its Restricted Subsidiaries and a pledge of all of the capital stock of the Company's Restricted Subsidiaries and proceeds of the foregoing (collectively, the "Collateral") for the benefit of the holders of the Notes and the lenders under the New Credit Facility. Pursuant to an intercreditor agreement executed among the Trustee and the agents for the lenders under the New Credit Facility (the "Intercreditor Agreement"), proceeds from the sale of the Collateral are first to be applied to repay Indebtedness outstanding under the New Credit Facility (with the principal amount thereof not to exceed $20,000,000), if any, and thereafter paid to the Trustee for the benefit of the holders of the Notes and the Exchange Notes. The Collateral Agent will be directed by the agent under the New Credit Facility, and not the Trustee under the Indenture, unless amounts due under the New Credit Facility have been paid in full or 180 days have elapsed from the occurrence of an Event of Default under the Indenture. See "Description of the Notes-- Collateral."

                         CERTAIN UNITED STATES FEDERAL
                            INCOME TAX CONSEQUENCES

     The following summary describes certain United States federal income tax consequences of the ownership of Preferred Stock and Exchange Debentures. Except where noted, this summary deals only with Preferred Stock and Exchange Debentures held as capital assets by United States Holders (as defined below) and does not deal with special situations, such as those of dealers in securities or currencies, financial institutions, tax-exempt entities, life insurance companies, persons holding Preferred Stock or Exchange Debentures as a part of a hedging, short-sale or conversion transaction or a straddle or holders of Preferred Stock or Exchange Debentures whose "functional currency" is not the U.S. dollar. Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in United States federal income tax consequences different from those discussed below.


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     As used herein, a "United States Holder" of Preferred Stock or Exchange
Debentures means a holder that is (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source or (iv) a trust (x) that is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or
(y) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. Person.

Classification of Preferred Stock and Exchange Debentures

     Although the characterization of an instrument as debt or equity is a factual determination that cannot be predicted with certainty, the Company intends to treat the Preferred Stock as stock and the Exchange Debentures as debt for United States federal income tax purposes. The remainder of this discussion assumes that such treatment will be respected, but no opinion is either expressed or implied on this issue.

Preferred Stock

   Dividends

     Assuming that the Preferred Stock is treated as stock for United States federal income tax purposes, distributions on the Preferred Stock will constitute dividends to the extent paid from current or accumulated earnings and profits of the Company (as determined under United States federal income tax principles). Dividends "paid in kind" through the issuance of additional Preferred Stock will be treated as distributions in an amount equal to the fair market value of such additional Preferred Stock as of the date of distribution. Such amount will also be the initial issue price and tax basis of the newly distributed Preferred Stock for United States federal income tax purposes. In addition to the amount of cash and stock received, a United States Holder will be treated as having received as a distribution, to the extent of current or accumulated earnings and profits of the Company, an amount equal to the annual accrual of the difference between the issue price of the Preferred Stock and the mandatory redemption price of the stock (the "Redemption Premium"). Such accrual will be determined under a constant yield method that will result in increasing amounts of accruals of income over the term of the Preferred Stock. As discussed above, additional Preferred Stock will have an issue price (and tax basis) in an amount equal to the fair market value of such Preferred Stock as of the date of distribution. Consequently, such additional Preferred Stock may have a different issue price and different tax characteristics than Preferred Stock issued as part of a Preferred Stock unit. This difference in tax characteristics could adversely affect the liquidity of the Preferred Stock.

     The Preferred Stock was issued as part of a unit with a warrant. Consequently, the amount paid for each unit must be allocated between the


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Preferred Stock and the warrant.  The amount so allocated to the preferred
Stock constitutes its initial tax basis and issue price. A U.S. Holder's allocation must be based on the fair market value estimates provided by the Company unless the United States Holder discloses the use of a different allocation on its federal income tax return for the year including the acquisition date of the unit. The Company believes that the warrants had no value on the date of issue and consequently allocated 100% of the amount paid for each unit to the Preferred Stock. There can be no assurance, however, that the Internal Revenue Service (the "IRS") will respect the Company's allocation.

  Dividends Received Deduction

     Under Section 243 of the Code, corporate United States Holders generally will be able to deduct 70% of the amount of any distribution qualifying as a dividend. There are, however, many exceptions and restrictions relating to the availability of such dividends received deduction.

     Section 246A of the Code reduces the dividends received deduction allowed to a corporate United States Holder that has incurred indebtedness "directly attributable" to its investment in portfolio stock. Section 246(c) of the Code requires that, in order to be eligible for the dividends received deduction, a corporate United States Holder must generally hold the shares of the Preferred Stock for a minimum of 46 days (91 days in the case of certain preferred stock dividends) during the 90-day period beginning on the date which is 45 days before the date on which such share becomes ex-dividend with respect to such dividend (during the 180-day period beginning 90 days before such date in the case of certain preferred stock dividends). A United States Holder's holding period for these purposes is suspended during any period in which it has certain options or contractual obligations with respect to substantially identical stock or holds one or more other positions with respect to substantially identical stock that diminishes the risk of loss from holding the Preferred Stock.

     Under Section 1059 of the Code, a corporate United States Holder is required to reduce its tax basis (but not below zero) in the Preferred Stock by the nontaxed portion of any "extraordinary dividend" if such stock has not been held for more than two years before the earliest of the date such dividend is declared, announced, or agreed to. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends received deduction provisions of Section 243 of the Code. An extraordinary dividend on the Preferred Stock generally would be a dividend that (i) equals or exceeds 5% of the corporate United States Holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend or
(ii) exceeds 20% of the corporate United States Holder's adjusted tax basis in the Preferred Stock, treating all dividends having ex-dividend dates within a 365-day period as one dividend. In determining whether a dividend paid on the Preferred Stock is an extraordinary dividend, a corporate United States Holder may elect to substitute the fair market value of the stock for such United States Holder's tax basis for purposes of applying these tests,


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provided such fair market value is established to the satisfaction of the
Secretary of the Treasury as of the day before the ex-dividend date. An extraordinary dividend also currently includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the Company, regardless of the stockholder's holding period and regardless of the size of the dividend. If any part of the nontaxed portion of an extraordinary dividend is not applied to reduce the United States Holder's tax basis as a result of the limitation on reducing such basis below zero, such part will be treated as capital gain and will be recognized in the taxable year in which the extraordinary dividend is received.

     Special rules exist with respect to extraordinary dividends for "qualified preferred dividends." A qualified preferred dividend is any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable not less frequently than annually and
(ii) is not in arrears as to dividends at the time the United States Holder acquired such stock. A qualified preferred dividend does not include any dividend payable with respect to any share of stock if the actual rate of return of such stock exceeds 15%. Section 1059 does not apply to qualified preferred dividends if the corporate United States Holder holds such stock for more than five years. If the United States Holder disposes of such stock before it has been held for more than five years, the amount subject to extraordinary dividend treatment with respect to qualified preferred dividends is limited to the excess of the actual rate of return over the stated rate of return. Actual or stated rates of return are the actual or stated dividends expressed as a percentage of the lesser of (1) the United States Holder's tax basis in such stock or (2) the liquidation preference of such stock. Corporate United States Holders are urged to consult their tax advisors with respect to the possible application of
Section 1059 to their ownership or disposition of the Preferred Stock.

   Disposition of Preferred Stock

     A United States Holder's adjusted tax basis in the Preferred Stock will, in general, be the United States Holder's initial tax basis of such Preferred Stock increased by the Redemption Premium previously included in income by the United States Holder. A corporate United States Holder's tax basis may be further adjusted by the extraordinary dividend provision discussed above. Upon the sale or other disposition of Preferred Stock (other than by redemption) a United States Holder will generally recognize capital gain or loss equal to the difference between the amount realized upon the disposition and the adjusted tax basis of the Preferred Stock. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, redemption or other disposition the Preferred Stock has been held for more than one year. Net capital gain of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.



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

     A redemption of the Preferred Stock by the Company would be treated, under Section 302 of the Code, either as a sale or exchange giving rise to capital gain or loss or as a dividend. In the case of a redemption of Preferred Stock for Exchange Debentures, the amount realized on the exchange would be equal to the "issue price" of the Exchange Debenture plus any cash received on the exchange. The issue price of an Exchange Debenture would be equal to (i) its fair market value as of the exchange date if the Exchange Debentures are traded on an established securities market on or at any time during a specified period or (ii) the fair market value at the exchange date of the Preferred Stock if such Preferred Stock is traded on an established securities market during a specified period but the Exchange Debentures are not. If neither the Preferred Stock nor the Exchange Debentures are so traded, the issue price of the Exchange Debentures would be determined under
Section 1274 of the Code, in which case the issue price would be the stated principal amount of the Exchange Debentures provided that the yield on the Exchange Debentures is equal to or greater than the "applicable federal rate" in effect at the time the Exchange Debentures are issued. If the yield on the Exchange Debentures is less than such applicable federal rate, its issue price under section 1274 of the Code would be equal to the present value as of the issue date of all payments to be made on the Exchange Debentures, discounted at the applicable federal rate. It can not be determined at the present time whether the Preferred Stock or the Exchange Debentures will be, at the relevant time, traded on an established securities market within the meaning of the Treasury Regulations or whether the yield on the Exchange Debentures will equal or exceed the applicable federal rate, as discussed above.

     If a redemption of shares of the Preferred Stock for cash or an exchange of the Preferred Stock for Exchange Debentures is treated as a dividend with respect to a particular exchanging United States Holder under Section 302 of the Code, such United States Holder (i) will not recognize any loss on the exchange, (ii) will recognize dividend income (rather than capital gain) in an amount equal to the fair market value of the Exchange Debentures received without regard to the United States Holder's basis in the shares of Preferred Stock surrendered in the exchange, to the extent of its proportionate share of the Company's current or accumulated earnings and profits and (iii) the holding period for the Exchange Debentures will begin on the day after the day on which the Exchange Debentures are acquired by the exchanging United States Holder. Pursuant to Section 302 of the Code, the redemption or exchange will not be treated as a dividend, if after giving effect to the constructive ownership rules of Section 318 of the Code, the redemption or exchange (i) represents a "complete termination" of the exchanging United States Holder's stock interest in the Company, (ii) is "substantially disproportionate" with respect to the exchanging United States Holder or
(iii) is "not essential equivalent to a dividend" with respect to the exchanging United States Holder, all within the meaning of Section 302(b) of the Code. An exchange will be "not essentially equivalent to a dividend" as to a particular United States Holder if it results in a "meaningful reduction" in such United States Holder's interest in the Company (after application of the constructive ownership rules of Section 318 of the Code). In general, there are no fixed rules for determining whether a "meaningful

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

reduction" has occurred. Each United States Holder should consult its own tax advisor as to its ability in light of its own particular circumstances to satisfy any of the foregoing tests. Additionally, corporate United States Holders should consult their own tax advisors concerning the availability of the corporate dividends received deduction and the possible application of the extraordinary dividend rules of Section 1059 of the Code to an exchange by a corporate holder for whom the distribution is taxable as a dividend.

     Depending upon a United States Holder's particular circumstances, the tax consequences of holding Exchange Debentures may be less advantageous than the tax consequences of holding Preferred Stock because, for example, payments of interest on the Exchange Debentures will not be eligible for any dividends received deduction that may be available to corporate United States Holders and because, as discussed at "Exchange Debentures -- Original Issue Discount," Exchange Debentures may be issued with greater amounts of OID than the Redemption Premium with respect to the Preferred Stock.

Exchange Debentures

   Original Issue Discount

     An Exchange Debenture will be issued with original issue discount ("OID") equal to the excess of its "stated redemption price at maturity" over its "issue price." United States Holders of Exchange Debentures will be subject to special tax accounting rules, as described in greater detail below. United States Holders of Exchange Debentures should be aware that they generally must include OID in gross income for United States federal income tax purposes on an annual basis under a constant yield method. As a result, such United States Holders will include OID in income in advance of the receipt of cash attributable to that income. However, United States Holders of Exchange Debentures generally will not be required to include separately in income cash payments received on such Debentures, even if denominated as interest, to the extent such payments do not constitute qualified stated interest (as defined below). The Company will report to United States Holders of any OID Debentures on a timely basis the reportable amount of OID and interest income based on its understanding of applicable law.

     The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest." For this purpose, "qualified stated interest" means stated interest that is unconditionally payable in cash or in property (other than the debt instruments of the issuer), at least annually at a single fixed rate during the entire term of the debt instrument that appropriately takes into account the length of the intervals between payments). Because the Company has the option to pay interest on the Exchange Debentures by issuing additional Exchange Debentures, none of the stated interest on such Exchange Debentures will be treated as qualified stated interest. The "issue price" of an Exchange Debenture will be determined as described under "--Disposition of Preferred Stock."



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

     The amount of OID includible in income by the initial United States Holder of an Exchange Debenture is the sum of the "daily portions" of OID with respect to the Exchange Debenture for each day during the taxable year or portion of the taxable year in which such United States Holder held such Exchange Debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for an Exchange Debenture may be of any length and may vary in length over the term of the Exchange Debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (a) the product of the Exchange Debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the sum of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The "adjusted issue price" of an Exchange Debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such Exchange Debenture (other than qualified stated interest) on or before the first day of the accrual period. Under these rules, a United States Holder will have to include in income increasingly greater amounts of OID in successive accrual periods.

Prospective investors are urged to consult their own tax advisors as to the consequences of owning Exchange Debentures.

   Redemption, Sale or Exchange of Exchange Debentures

     The adjusted tax basis of a United States Holder who receives Exchange Debentures in exchange for Exchangeable Preferred Stock will, in general, be equal to the initial tax basis of such Exchange Debentures, increased by OID previously included in income by the United States Holder and reduced by any cash payments on the Exchange Debentures other than qualified stated interest. Upon the redemption, sale, exchange or retirement of an Exchange Debenture, a United States Holder will recognize capital gain or loss equal to the difference between the amount realized upon the redemption, sale, exchange or retirement (less any amount attributable to accrued qualified stated interest) and the adjusted tax basis of the Exchange Debenture. Net capital gain of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. Prospective investors should consult their own tax advisors with respect to the tax consequences of the new legislation. The deductibility of capital losses is subject to limitations.





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

Information Reporting and Backup Withholding

     In general, information reporting requirements will apply to dividends paid in respect of Preferred Stock including the accrual of the Redemption Premium and to the proceeds received on the sale, exchange or redemption of Preferred Stock to United States Holders other than certain exempt recipients (such as corporations). A 31 percent backup withholding tax will apply to such payments if the United States Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income. United States Holders should consult their tax advisors concerning the application of information reporting and backup withholding to the Exchange Debentures.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such United States Holder's United States federal income tax liability provided the required information is furnished to the IRS.

                             PLAN OF DISTRIBUTION

     The Selling Securityholders may offer and sell the Securities from time to time and will act independently of us in deciding the timing, manner and size of any sale. We expect that sales generally will be made at then prevailing market prices, but prices in negotiated transactions may differ considerably. We cannot predict the extent, if any, to which Selling Securityholders may sell the Securities.

     Selling Securityholders may sell Securities in the over-the-counter market or otherwise, at prices that (i) represent or relate to then prevailing market prices or (ii) are negotiated, including by means of purchase by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, ordinary brokerage transactions and transactions in which a broker solicits purchasers, and block trades in which a broker-dealer so engaged will attempt to sell the Securities as agent but may take a position and resell a portion of the block as principal to facilitate the transaction. In addition, any Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus. The Selling Securityholders reserve the right to withdraw, cancel or modify the offer or solicitations of offers made hereby without notice. The Selling Securityholders may reject any offer in whole or in part.

     No Selling Securityholder has advised us, as of the date hereof, that it has arranged for the offering or sale of any Security with any broker. Underwriters, brokers, dealers or agents (collectively, "underwriters") may participate in these transactions as agents and, in that capacity, may (i) be deemed underwriters for purposes of the Act and (ii) receive brokerage commissions from Selling Securityholders or their purchasers which (together with any profits received by the Selling Securityholders) may be deemed underwriting discounts and commissions under the Act. The Selling Securityholders have disclaimed the status of "underwriters" under the Act.


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

     To comply with the securities laws of certain jurisdictions, if applicable, the Securities will be offered or sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the Securities may not be offered or sold unless they have been registered or qualified for sale in those jurisdictions or unless an exemption from that registration or qualification is available and is complied with.

     We have advised the Selling Securityholders that under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may be limited in its ability to engage in market activities respecting the Securities. In addition and without limiting the foregoing, we have advised the Selling Securityholders that each Selling Securityholder is subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Rule 10b-2 and Regulation M, which provisions may limit the timing of purchases and sales of any of the Securities by the Selling Securityholders. All the foregoing may affect the marketability of the Securities.

     The Company may suspend the use of this Prospectus in certain circumstances because of pending corporate developments or a need to file a post-effective amendment. In any such event, the Company will use its reasonable efforts to ensure that the use of the Prospectus is resumed as soon as practicable.

     The Company has agreed to pay substantially all the expenses incident to the registration, offering and sale of the Securities by the Selling Securityholders to the public other than any brokers' commission, finder's fee or underwriter's discount or commission, which will be borne by the relevant Selling Securityholder. We have agreed to indemnify the Selling Securityholders against certain liabilities in connection with certain statements made or omitted herein, or to make contribution with respect thereto.

                                 LEGAL MATTERS

     The validity of the Securities and certain tax matters will be passed upon for the Company by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS

     The financial statements appearing or incorporated by reference in the Company's Annual Report on Form 10-K for the year ended December 28, 1998, to the extent and for the periods indicated in their report have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.




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                             American Restaurant

                                  Group, Inc.







                           _________________________


                                  PROSPECTUS
                                AUGUST 13, 1999

                           _________________________












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